Exhibit 10 xxiii

SETTLEMENT AGREEMENT
Between
Howmedica Osteonics Corp.
And
The Counsel Listed on the Signature Pages Hereto
Dated As Of November 3, 2014

1

TABLE OF CONTENTS

Article 1	Definitions 2

Section 1.1	General 2

Section 1.2	Terms 2

Article 2	Claimant Eligibility 13

Section 2.1	Eligibility Requirements 13

Article 3	Registration of All Filed and Unfiled Affected Product-Related Claims 13

Section 3.1	Registration 14

Section 3.2	Plaintiff-Attorney Requirements 14

Section 3.3	Registration Declaration 15

Article 4	Enrollment into the Settlement Program 15

Section 4.1	Enrollment in the Qualified Revision Surgery Program 15

Section 4.2	Enrollment in the Covered Unrevised, Infirm Claimant Program 18
Section 4.3    General Enrollment Requirements    18

Section 4.4	Additional Claim Information 21

Section 4.5	Submissions Review 21

Article 5	Qualifying for the Settlement Program 22

Section 5.1	Qualifying for the Settlement Program 22

Section 5.2	Determination and Appeal of Program Awards 25

Section 5.3	For the avoidance of doubt, there is no discovery process involved in the evaluation or determination of eligibility for the Settlement Program or the determination of Settlement Program Awards 27

Article 6	Settlement Program: General Terms 27

Section 6.1	General Provision 27

Section 6.2	No Punitive Damages 28

Article 7	Qualified Revision Surgery Program 29

Section 7.1	Base Award Program 29

Section 7.2	Enhancements Benefit Program 31

Article 8	Covered Unrevised, Infirm Claimants Program 32

Section 8.1	Benefits for Covered Unrevised, Infirm Claimants 32

i

Section 8.2	Determinations of Covered Unrevised, Infirm Claimants Benefits 32

Section 8.3	Covered Unrevised, Infirm Claimants Benefits 33

Article 9	Timing of HOC’s Payment Obligations 33

Section 9.1	Timing of Settlement Program Award and Payments 33

Section 9.2	Timing of Enhancements Benefits Payments 35

Section 9.3	Limit on Award Payments 36

Section 9.4	Form of Notices to Escrow Agent 36

Article 10	Settlement Program Administration and Expenses 37

Section 10.1	Administrative Costs 37

Section 10.2	Funding of Administrative Expenses Escrow Account 37

Section 10.3	Audits of Administrative Expenses and Payments 37

Article 11	Administrators 38

Section 11.1	Appointment and Replacement of Administrative Personnel 38

Section 11.2	Claims Administrator 38

Section 11.3	Claims Processor 39

Section 11.4	Special Masters 39

Section 11.5	Certain General Authority of the Claims Processor 39

Section 11.6	Liability of Administrative Personnel 40

Article 12	Certain Litigation Matters 40

Section 12.1	HOC Defenses 40

Section 12.2	Tolling 41

Section 12.3	Use of Dismissal with Prejudice Stipulations and Releases 41

Section 12.4	Pursuit of Certain Claims 41

Section 12.5	Unrevised Claimants with Filed Lawsuits 43

Article 13	Submission to Authority 43

Section 13.1	Submission to Authority of Claims Administrator and Special Masters 43

Article 14	Attorneys’ Fees 45

Section 14.1	Individual Counsel Attorneys’ Fees 45

Article 15	Quality Control and Audit Procedures 46

Section 15.1	Prevention and Detection of Fraud - General 46

Section 15.2	Mandatory Periodic Audits 47

Section 15.3	HOC Audit Right 48

Section 15.4	Relief 48

Section 15.5	Quality Control 50

Section 15.6	Inaccuracy of Representations, Warranties or Certifications 51

Section 15.7	No Misrepresentation of Settlement Program 51

Article 16	Walk Away Rights and Participation Requirements 51

Section 16.1	Walk Away Rights and Termination of the Agreement 51

Section 16.2	Good Faith Participation 53

Section 16.3	Calculation of Claimants for Walk Away Rights 55

Section 16.4	Time to Exercise Walk Away Right 56

Section 16.5	Notice of Exercise 56

Section 16.6	Effects of Termination 56

Article 17	Liens 57

Section 17.1	General Assumption of Lien Obligations: Settlement Program Claimants agree to assume and resolve all Liens, claims or interests held or asserted by third parties 57

Section 17.2	Healthcare Related Liens 57

Section 17.3	Cooperation, Reports and Data Exchange Relating to Liens 61

Section 17.4	Settlement Program Claimants’ Holdback Associated With Lien Administration 61

Article 18	No Admission of Liability or Lack of Merit 62

Section 18.1	No Admission of Liability or Lack of Merit 62

Article 19	Reporting Obligations; HOC and SOC Access to Data 62

Section 19.1	Reporting Obligations 63

Section 19.2	HOC and the SOC Access to Data 63

Article 20	Public Statements; Confidentiality 63

Section 20.1	Enrolled Claimant Confidential Information 63

Section 20.2	Accurate Public Statement 64

Article 21	Miscellaneous 64

Section 21.1	Notice by Parties 64

Section 21.2	Receipt of Documentation 65

Section 21.3	Governing Law 66

Section 21.4	Waiver of Inconsistent Provisions of Law; Severability 66

Section 21.5	Facsimile Signatures 66

Section 21.6	Construction 66

Section 21.7	Entire Agreement 66

Section 21.8	Headings; References 67

Section 21.9	No Third Party Beneficiaries; Assignment 67

Section 21.10	Amendments; No Implied Waiver 68

Section 21.11	Counterparts 68

Section 21.12	Tax Matters 68

Section 21.13	Further Assurances 68

TABLE OF EXHIBITS

Schedule 1- Enhancements Benefit Program Award Schedule

SETTLEMENT AGREEMENT
SETTLEMENT AGREEMENT, dated as of November 3, 2014 (the “Execution Date”), between (i) Howmedica Osteonics Corp., a/k/a Stryker Orthopaedics (“HOC”), a New Jersey corporation; and (ii) the counsel listed in the signature pages hereto under the heading “Plaintiffs’ Settlement Committee” (collectively, the “PSC”; the PSC and HOC, each a “Party” and collectively the “Parties”).
PREAMBLE
This is an agreement between (i) HOC, and (ii) the PSC, which is a committee comprised of certain counsel appointed by the Hon. Brian R. Martinotti, J.S.C. to the Plaintiffs’ Resolution Committee in In re: HOC Rejuvenate Hip Stem and ABG II Modular Hip Stem Litigation, Case No. 296, Master Docket No. BER-L-936-13, a New Jersey state multi-county litigation venued in Bergen County (such court, the “MCL Court”), and the Plaintiffs’ Resolution Committee appointed by the Hon. Donovan W. Frank in In re: HOC Rejuvenate and ABG II Hip Implant Products Liability Litigation, MDL Docket No. 13-2441, a federal multi-district litigation venued in the United States District Court for the District of Minnesota (such court, the “MDL Court”). This Agreement establishes a private settlement program to resolve the actions, disputes and claims - whether filed or unfiled - of U.S. claimants against HOC relating to the implantation, use and removal of the ABG II Modular System (“ABG II Modular”) and Rejuvenate Modular System (“Rejuvenate” and, together with ABG II Modular, the “Affected Products”) under the terms set below.
RECITALS
A.HOC issued a voluntary recall of the Rejuvenate and ABG II Modular devices from the market on June 28, 2012 (the “Voluntary Recall”).
B.The lawsuits of active plaintiffs are presently pending in various state and federal courts (“Other Courts”) and in one of the following “Coordinated Proceedings”:

a.	In re Stryker Rejuvenate Hip Stem and ABG II Modular Hip Stem Litigation, Case No. 296, Master Docket No. BER-L-936-13, venued in the MCL Court; and

b.	In re: Stryker Rejuvenate and ABG II Hip Implant Products Liability Litigation, MDL Docket No. 13-2441, venued in the MDL Court.
C.While not admitting any wrongdoing or liability, HOC acknowledges that plaintiffs in the litigation Relating to the Affected Products or other claimants claim to have suffered cognizable bodily, physical, or personal injuries and wishes to resolve the claims Relating to the Affected Products whose claimants have had their hips revised prior to November 3, 2014 or who require revision surgeries but are too infirm to undergo the procedure, whether filed or unfiled, in order to avoid the costs, expense, time, effort and uncertainty inherent in further litigation.
D.The PSC, on behalf of and in the best interests of its clients, also wishes to avoid the costs, expense, time, effort and uncertainty inherent in litigation and in continuing to litigate the claims Relating to the Affected Products for clients who have had their hips revised or who require revision surgeries but are too infirm to undergo the procedure, whether filed or unfiled, in order to avoid the costs, expense, time, effort and uncertainty inherent in further litigation.
E.The PSC and HOC have agreed to establish a private settlement program intended to resolve the claims of all persons who are eligible to enroll into the private settlement program and qualify for compensation pursuant to the requirements set forth below. This private resolution program will be referred to as the “Settlement Program.”
F.This Agreement and the Settlement Program will not be construed as evidence of, or as an admission by, HOC or any Released Party of any fault, Liabilities, wrongdoing or damages of any kind whatsoever or as an admission by any eligible claimant who enrolls in the Settlement Program of a lack of merit in their claims.
G.The PSC and HOC agree as follows:

Article1

Definitions
Section 1.1    General
1.1.1     As used in this Agreement, and in addition to the definitions set forth in the introduction, preamble and recitals above, capitalized terms shall have the following definitions and meanings or such definitions and meanings as are accorded to them elsewhere in this Agreement. Terms used in the singular shall be deemed to include the plural and vice versa. When a term is first used, it will be underscored.

Section 1.2    Terms

1.2.1    “Administrative Agreement” means any agreement among (i) an Administrator, (ii) HOC and (iii) SOC, with respect to such Administrator’s service in connection with the Settlement Program.

1.2.2    “Administrative Expenses” means (i) any fees, expenses, indemnification payments or other like amounts payable from time to time to past or present Administrators pursuant to past or present Administrative Agreements; (ii) any amounts required to be expended to acquire and maintain insurance for the benefit of the past or present Administrators pursuant to the terms of any past or present Administrative Agreement, and (iii) such other amounts as may be specified in any past or present Administrative Agreement to constitute “Administrative Expenses” for purposes of this Agreement.

1.2.3    “Administrators” means the Persons from time to time serving as the Claims Administrator, Claims Processor, any Special Master, the Escrow Agent, consulting physicians, if any, and/or the employees or agents of an Administrator.

1.2.4    “Affected Product” means the ABG II Modular System or Rejuvenate Modular System.

1.2.5    “Agreement” means this Settlement Agreement, including the Exhibits and Schedules hereto, as the same may be amended or modified from time to time in accordance with the terms hereof.

1.2.6    “Base Award” means the amount available to Qualified Claimants as part of the Base Award Program before the application of any applicable reductions or limitations.

1.2.7    “Base Award Program” means the award program available to Qualified Claimants pursuant to Section 7.1 of this Agreement.

1.2.8    “Broadspire” means Broadspire Services, Inc.

1.2.9    “Broadspire Claim” means a claim for a specific reimbursement submitted by a Settlement Program Claimant as part of the reimbursement program set up by HOC following the Voluntary Recall (such program, the “Broadspire Program”).

1.2.10    “Business Day” means any day that is not Saturday, a Sunday or other day on which commercial banks in the State of New Jersey are required or authorized by law, including federal holidays, to be closed.

1.2.11    “Claims” means any and all rights, remedies, actions, claims, demands, causes of action, suits at law or in equity, verdicts, suits of judgments, judgments and/or Liens (including any of the foregoing for wrongful death, personal injury and/or bodily injury, sickness, disease, emotional distress and/or injury, mental or physical pain and/or suffering, emotional and/or mental harm, fear of disease or injury, loss of enjoyment of life, loss of society, loss of companionship, loss of income, loss of consortium, medical expenses, future cost of insured services, past cost of insured services or any other form of injury, and including any of the foregoing for direct damages, indirect damages, consequential damages, incidental damages, punitive damages or any other form of damages whatsoever), whether based upon contract, breach of contract, warranty or covenant, breach of warranty or covenant, tort, negligence, gross negligence, recklessness, joint and several liability, guarantee, contribution, reimbursement, subrogation, indemnity, defect, failure to warn, fault, strict liability, misrepresentation, common law fraud, statutory consumer fraud, quantum meruit, breach of fiduciary duty, violation of statutes or administrative regulations and/or any other legal (including common law), statutory, equitable or other theory or right of action, whether presently known or unknown, developed or undeveloped, discovered or undiscovered, foreseen or unforeseen, matured or unmatured, accrued or not accrued, or now recognized by law or that may be created or recognized in the future by statute, regulation, judicial decision or in any other manner Relating to the Affected Products.

1.2.12    “Claims Administrator” means the Person from time to time appointed to fulfill the functions of the “Claims Administrator” under, and in accordance with the terms of, this Agreement (so long as such Person continues to serve in such capacity).

1.2.13    “Claim Form” means a claim form in the form to be agreed upon by the Parties. If there is a dispute between the Parties over the form of the Claim Form, the dispute will be resolved by the Claims Administrator whose decision will be final, binding and Non-Appealable.

1.2.14    “Claims Processor” means the Person or Persons from time to time appointed to fulfill the functions of the “Claims Processor” under, and in accordance with the terms of, this Agreement (so long as such Person or Persons continues to serve in such capacity).

1.2.15    “Counsel” means, with respect to any particular Person, a lawyer and/or law firm who represents such Person pursuant to a written agreement, including the Primary Law Firm or Principal Responsible Attorney, or who has an interest in such Person’s Claim.

1.2.16    “Covered Unrevised, Infirm Claimant” means an Enrolled Claimant who has demonstrated by way of his/her Required Submissions (pursuant to Section 4.2) that he/she meets the eligibility requirements of the Covered Unrevised, Infirm Claimant Program and the Claims Processor has made a determination of eligibility for such Enrolled Claimant or the Enrolled Claimant has been deemed to be a Settlement Program Claimant pursuant to Section 5.1.5.

1.2.17    “Covered Unrevised, Infirm Claimant Program” means the benefits program available to Covered Unrevised, Infirm Claimants pursuant to Article 8 of this Agreement, if applicable.

1.2.18    “Derivative Claimant” means, in relation to any particular Enrolled Claimant, any Person having or asserting the right, either statutory or under applicable common law (including the laws of descent and distribution) or otherwise, to sue HOC or any other Released Party, independently, derivatively or otherwise.

1.2.19    “Dismissal with Prejudice Stipulation” means a “Dismissal with Prejudice Stipulation” in the form contained in, or attached to, the Enrollment Form or in such other form as mandated by the Enrollment Form.

1.2.20    “Eligible Claimant” means a Person who, as of the Execution Date: 1) has an Unfiled Claim or filed lawsuit; 2) is a United States Patient who was implanted with the Affected Product in the United States as defined in Section 1.2.74; and 3) underwent a Qualified Revision Surgery of the Affected Product prior to November 3, 2014.

1.2.21    “Enhancement” means the specific benefit that may be available to Qualified Claimants under the Enhancements Benefit Program.

1.2.22    “Enhancements Benefit Program” (“EBP”) means the supplemental benefits program available to Qualified Claimants pursuant to Section 7.2 of this Agreement, if applicable.

1.2.23    “Enhancements Benefit Program (“EBP”) Application Deadline Date” means the date(s) by which a Qualified Claimant must enroll in the Enhancements Benefit Program, if applicable, as set forth in Section 4.1.4.

1.2.24    “Enhancements Benefit Program (“EBP”) Award Schedule” means the schedule of Enhancements that may be available to Qualified Claimants pursuant to the Enhancements Benefit Program as set forth on Schedule 1 hereto.

1.2.25    “Enhancements Benefit Program (“EBP”) Claim Form” means a claim form for the Enhancements Benefit Program in the form to be agreed upon by the Parties. If there is a dispute between the Parties over the form of the EBP Claim Form, the dispute will be resolved by the Claims Administrator whose decision will be final, binding and Non-Appealable.

1.2.26    “Enrolled Claimant” means a person who has enrolled in the Settlement Program but has not yet been deemed a Qualified Claimant or Covered Unrevised, Infirm Claimant.

1.2.26.1    For the avoidance of doubt, it is understood and agreed that (i) subject to clause (ii), the Legal Representative (or, if more than one, the Legal Representatives collectively), of a particular natural person (including a deceased natural person), in such capacity, has the same status hereunder as such particular natural person, and (ii) a natural person (including a deceased natural person) and his or her Legal Representative(s) shall constitute a single Enrolled Claimant.

1.2.26.2    Notwithstanding the foregoing provisions of this Section 1.2.26, no Person (or their respective Legal Representatives) who prior to Execution Date had an action against HOC Related to the Affected Products (a) dismissed with prejudice, which dismissal is not as of the Execution Date under appeal, (b) tried to verdict against HOC and is on appeal, or (c) was resolved pursuant to mediation and/or separate settlement agreement, shall constitute “Enrolled Claimants” and accordingly no such Persons (or their respective Legal Representatives) may participate in the Settlement Program.

1.2.27    “Enrollment Deadline Date” means the March 2, 2015 date by which a Claimant must enroll in the Settlement Program, including, for the avoidance of doubt, the Covered Unrevised, Infirm Claimant Program, unless extended by written agreement of the Parties. The date that a Claimant enrolls in the Settlement Program will be referred to as the “Enrollment Date.”

1.2.28    “Enrollment Form” means an enrollment form in the form to be agreed upon by the Parties. If there is a dispute between the Parties over the form of the Enrollment Form, the dispute will be resolved by the Claims Administrator whose decision will be final, binding and Non-Appealable.

1.2.29    “Escrow Account” means the escrow account established pursuant to the Escrow Agreement.

1.2.30    “Escrow Agent” means The Garden City Group, Inc., or such other Person or Persons from time to time appointed to fulfill the functions of “Escrow Agent” under the Escrow Agreement (so long as such Person or Persons continues to serve in such capacity).

1.2.31    “Escrow Agreement” means an escrow agreement in the form agreed upon by the Escrow Agent, HOC and the SOC, as the same may be amended from time to time in accordance with the terms thereof.

1.2.32    “Excluded Revision Surgery” means a revision surgery that resulted in the removal of the stem and neck of the Affected Product, the cause of which was related to the following:

1.2.32.1    An “Excluded Infection-Related Revision Surgery,” which is a surgery to remove both the femoral stem and neck component of the Affected Product that is necessitated by Infection. If the contemporaneous Medical Records (e.g. admission history and physical, operative report, discharge summary or pathology report) from a revision surgery taking place at least 181 days after an Index Surgery states that the cause of the revision surgery was an Infection, and the contemporaneous Medical Records show either (i) a sinus tract communicating with the affected prosthetic joint, or (ii) a pathogen isolated by culture from at least two (2) separate tissue or fluid samples obtained from the affected prosthetic joint prior to or during the revision surgery hospitalization (where at least one of the samples is obtained prior to or during the revision surgery), and there is no indication in the contemporaneous Medical Records of (i) an elevated cobalt level, (ii) an abnormal diagnostic scan associated with the tissue around the femoral implant related to the reasons underlying the Voluntary Recall, or (iii) intra-operative or pathologic confirmation of ALTR, ALVAL or tissue damage related to the reasons underlying the Voluntary Recall, then the revision was caused by Infection and is not a Qualified Revision Surgery. A Claimant excluded under this sub-paragraph shall have a right to request a review of this determination as set forth in Section 5.1.

1.2.32.2    An “Excluded Trauma-Related Revision Surgery,” which is a surgery to remove both the femoral stem and neck component of the Affected Product that is caused by “Trauma.” For purposes of this provision, the term “trauma” is defined as a change in the alignment or fixation of the Affected Product caused by the application of an external force in a sudden or unexpected manner. Trauma affecting an Affected Product will be deemed to have occurred if a fracture or change in the position of the Affected Product, or in its alignment or fixation, is verified by radiological studies, or such change is described in contemporaneous Medical Records by the treating physician who attributes the cause for revision to be due to that traumatic event.

If Trauma is deemed to have occurred (as set forth above) and Trauma is identified in the contemporaneous Medical Records (e.g. admission history and physical, operative report and discharge summary) as the cause for revision, then the revision is not a Qualified Revision Surgery and the claimant shall be deemed unable to participate unless Medical Records show, more likely than not, the claimant would have required revision in the near term regardless of the Trauma. A Claimant excluded under this sub-paragraph shall have a right to request a review of this determination as set forth in Section 5.1.
1.2.32.3    An “Excluded Dislocation, Disassociation or Subluxation-Related Revision Surgery,” which is a surgery to remove both the femoral stem and neck component of the Affected Product that is caused by a dislocation, disassociation or subluxation. If the contemporaneous Medical Records (e.g. admission history and physical, operative report and discharge summary) from a revision surgery taking place at least 181 days after an Index Surgery states that the cause of the revision surgery was a dislocation, disassociation or subluxation, and there is no confirmation of one or more of the following: (i) an elevated cobalt level, (ii) an abnormal diagnostic scan associated with the tissue around the femoral implant related to the reasons underlying the Voluntary Recall, or (iii) intra-operative or pathologic confirmation of ALTR, ALVAL or tissue damage related to the reasons underlying the Voluntary Recall, then the revision was caused by a dislocation, disassociation or subluxation and is not a Qualified Revision Surgery. A Claimant excluded under this sub-paragraph shall have a right to request a review of this determination as set forth in Section 5.1.

1.2.32.4    An “Excluded Implant Fracture-Related Revision Surgery,” which is a surgery to remove both the femoral stem and neck component of the Affected Product that is caused by an implant fracture. A Claimant excluded under this sub-paragraph shall have a right to request a review of this determination as set forth in Section 5.1.

1.2.32.5    An “Excluded Revision Surgery due to Off Label Neck and Stem Size Combination,” which is a surgery to remove both the femoral stem and neck component of the Affected Product that is caused by the use of an off label neck and stem combination, specifically comprised of either a size 1 or size 2 ABG II Modular stem used in combination with a long neck (i.e. a 36mm neck). A Claimant excluded under this sub-paragraph shall have a right to request a review of this determination as set forth in Section 5.1.

1.2.33    “Executing Derivative Claimant” means, in relation to any particular Enrolled Claimant, any Derivative Claimant in relation to such Enrolled Claimant that has executed such Enrolled Claimant’s Release.

1.2.34    “Federal Health Care Program” means the program insurers such as the Medicare and Medicaid programs, the CHAMPVA Program, the TRICARE Program and any other federal, state or local reimbursement program involving payment of governmental funds (including “Federal health care programs” as defined in 42 U.S.C. §1320a-7b(f)) or other payer program administered by any Governmental Authority);

1.2.35    “Future Matrix” means the Enhancements available to Qualified Claimants for specific post-Enrollment Date events during the time period and pursuant to the restrictions and limitations set forth in the Enhancements Benefit Program Award Schedule.

1.2.36    “Governmental Authority” means any government or political subdivision, department, commission, board, bureau, agency, or other governmental authority, whether United States federal, state, District of Columbia, city, county, municipal, territorial, or foreign, or any agency or instrumentality whether domestic or foreign, or any United States federal, state, District of Columbia, city, county, municipal, territorial or foreign court.

1.2.37    “Healthcare Provider” means any person or entity including a hospital, physician or a network of providers that provided healthcare services and/or treatments to or on behalf of a Settlement Program Claimant.

1.2.38    “Index Surgery” means the implantation of an Affected Product in a surgery occurring in the United States as defined in Section 1.2.74.

1.2.39    “Legal Representative” means, as to any particular natural person (including a deceased natural person), the estate, executor, administrator, guardian, conservator or other legal representative thereof.

1.2.40    “Liabilities” means any and all debts, liabilities, covenants, promises, contacts, agreements and/or obligations of whatever kind, nature, description or basis, whether fixed, contingent or otherwise, whether presently known or unknown, developed or undeveloped, discovered or undiscovered, foreseen or unforeseen, matured or unmetered, or accrued or not accrued.

1.2.41    “Lien” means any mortgage, lien, pledge, charge, security interest, encumbrance, assignment, subrogation right, third-party interest or adverse claim of any nature whatsoever, in each case whether statutory or otherwise.

1.2.42    “Lien Resolution Administrator” (“LRA”) means Providio MediSolutions, LLC.

1.2.43    “Medical Records” means the entire record maintained by an individual Healthcare Provider or facility relating to the medical history, care, diagnosis, surgery, and treatment of an Eligible Claimant including new patient intake forms completed by or on behalf of an Eligible Claimant, doctors’ notes, operative reports, hospital charts, nurses’ notes, physicians’ orders, consultation reports, laboratory test results, EEGs, EKGs, x-ray reports, CT scan reports, MRI scan reports, reports of any diagnostic procedures, tests or imaging studies, operative reports, history and physicals, pathology reports, anesthesia records, admission summaries, discharge summaries, photographs, video recordings, consent forms, prescription records, and medication records.

1.2.44    “Net Base Award” means the Base Award for a given Qualified Claimant following the application of any reductions or limitations applicable to such Base Award.

1.2.45    “Net Enhancements Benefit” means the aggregate amount of all Enhancements for a given Qualified Claimant under the Enhancements Benefit Program following the application of any and all applicable reductions or limitations to such Enhancements.

1.2.46    “Non-Appealable” means not subject to (i) any further right of appeal to any Administrator or otherwise within the Settlement Program, or (ii) any right of judicial appeal.

1.2.47    “Past Matrix” means the Enhancements available to Qualified Claimants for specific pre-Enrollment Date events during the time period and pursuant to the restrictions and limitations set forth in the Enhancements Benefit Program Award Schedule.

1.2.48    “Person” means an individual, general partnership, limited partnership, limited liability company, corporation, trust, estate, real estate investment trust association or any other entity.

1.2.49    “Personal Signature” means the actual handwritten signature by the person whose signature is required on the document. Unless otherwise specified in this Agreement, a document requiring a Personal Signature may be submitted by: (a) an actual original handwritten “wet ink” signature on hard copy; or (b) a PDF or other electronic image of an actual handwritten signature, but cannot be submitted by an electronic signature within the meaning of the Electronic Records and

Signatures in Commerce Act, 15 U.S.C. §§ 7001, et seq., or the Uniform Electronic Transaction Act, or their successors.

1.2.50    “Primary Law Firm” means the Counsel, including the Principal Responsible Attorney, responsible for the client and the client’s Claim, identified in connection with Article 3 of this Agreement, that shall fulfill the responsibilities for the Primary Law Firm identified under this Agreement. If two or more lawyers or law firms are designated as the Primary Law Firm, any dispute that cannot be resolved by the Counsel may be submitted to the Special Masters for review and resolution at the expense of the disputing plaintiffs’ counsel.

1.2.51    “Principal Responsible Attorney” means the single attorney identified by the Primary Law Firm by name, state bar number, business address, phone number and email address who will be primarily responsible to provide notice to the applicable court for obligations of the Primary Law Firm relating to this Agreement and for compliance with any court orders entered in the jurisdiction in which the cause or claim is pending and shall fulfill the other responsibilities described in this Agreement.

1.2.52    “Product User” means the natural person (including the deceased natural person) who was implanted with an Affected Product during an Index Surgery (as opposed to any Legal Representative in respect of such natural person).

1.2.53    “Program Claim” means all Required Submissions and Additional Claim Information submitted by or on behalf of a Person (and/or his/her Counsel) to attempt to enroll in, and qualify to receive a Settlement Award Payment under, the Settlement Program.

1.2.54    “Qualified Claimant” means each Enrolled Claimant who has demonstrated by the submission of his/her Required Submissions to meet the eligibility requirements of the Qualified Revision Surgery Program and the Claims Processor has made a determination of eligibility for such Enrolled Claimant or the Enrolled Claimant has been deemed to be a Settlement Program Claimant pursuant to Section 5.1.5.

1.2.55    “Qualified Revision Surgery” means (i) the Product User underwent a revision surgery of an Affected Product, which is defined as the explantation of both the femoral stem and neck components of the Affected Product, (ii) the revision surgery occurred at least 181 days after the Index Surgery, but before November 3, 2014, (iii) the revision surgery occurred in the United States as defined in 1.2.69, and (iv) the revision surgery involved one (1) or more of the following: (a) an elevated cobalt level, (b) an abnormal diagnostic scan associated with the tissue around the femoral implant related to the reasons underlying the Voluntary Recall, or (c) intra-operative or pathologic confirmation of ALTR, ALVAL or tissue damage related to the reasons underlying the Voluntary Recall.

1.2.56    “Qualified Settlement Fund Administrator” means Providio MediSolutions, LLC.

1.2.57    “Registration Date Deadline” means December 14, 2014, unless extended by agreement of the Parties. The date that a Claimant registers pursuant to the Registration Order issued by the MCL Court, MDL Court or any other participating court will be referred to as the “Registration Date.”

1.2.58    “Registration Declaration” has the meaning ascribed to such term in the form of Registration Order to be agreed upon by the parties.

1.2.59    “Registration Order” means an order issued by the MCL Court, MDL Court or any other participating court in a form to be agreed upon by the Parties, directing all attorneys with claims and filed lawsuits, pro se plaintiffs, and Unrepresented Claimants to register their claims, whether revised or unrevised.

1.2.60    “Relating to the Affected Products” means to any extent, or in any way, arising out of, relating to, resulting from and/or connected with the implantation, use, and/or removal of Rejuvenate or ABG II Modular and/or any bodily, physical or personal injury, losses or damages caused or claimed to have been caused, in whole or in part, by any such Affected Products and/or revision to remove the stem and neck components of such Affected Products.

1.2.61    “Released Claims and Liabilities” has the meaning ascribed to such term in the Release.

1.2.62    “Released Party” and “Released Parties” means (i) HOC, (ii) Stryker Corporation, (iii) any other defendants currently or formerly named in any litigation a claimant has brought Relating to an Affected Product, (iv) any past or present distributors, distributor representatives, sales representatives, manufacturers, suppliers, suppliers of materials or components, distributors, wholesalers, or other Person involved in the design, research, development, manufacture, testing, sale, marketing, labeling, promotion, advertising, or distribution of the Affected Products implanted at any time, including but not limited to designers, design surgeons and consultants, as well as any physicians, healthcare professionals, or hospitals connected with the prescription, implantation, use or removal of the Affected Products that a Settlement Program Claimant allegedly used or uses, and Broadspire Services, Inc., (v) for each Person referred to in clauses (i), (ii), (iii), and (iv) of this paragraph, its respective past, present, and/or future parents, subsidiaries, divisions, affiliates, joint ventures, predecessors, successors, assigns, and transferees and its respective past, present and/or future shareholders (or the equivalent thereto), directors (or equivalent thereto), officers (or the equivalent thereto), owners, managers, principals, employees, consultants, advisors, attorneys, agents, servants, representatives, heirs, trustees, executors, estate administrators, and the personal representatives (or the equivalent thereto), and (vi) the respective insurers of all such Persons referred to in clauses (i), (ii), (iii), (iv) and (v) to the extent of their capacity as the insurer of such Persons.

1.2.63    “Required Submissions” has the meaning ascribed to it in Section 4.1.2.

1.2.64    “Settlement Award Payment” means any payment pursuant to the Settlement Program.

1.2.65    “Settlement Oversight Committee” (“SOC”) means the plaintiffs’ settlement oversight committee that includes one (1) designated representative from the MDL and one (1) designated representative from the MCL.

1.2.66    “Settlement Program Claimant” means an Enrolled Claimant who the Claims Processor has determined to be a Qualified Claimant or a Covered Unrevised, Infirm Claimant.

1.2.67    “Settlement Program Award” means any Settlement Award Payment made to a Settlement Program Claimant pursuant to Section 7.1 and Article 8.

1.2.68    “Special Master” means the Person or Persons from time to time appointed by HOC and the SOC to fulfill the functions of the “Special Master” under this Agreement (so long as such Person or Persons continues to serve in such capacity). If, at any time, three (3) or more Persons constitute the “Special Master,” then any determination of any Special Master shall be the decision of the Special Master. Under this Agreement, there will three (3) appointed Special Masters. All matters will be referred to a Special Master who will be chosen randomly or pursuant to a rotating selection process among Special Masters to be determined by the Claims Administrator and effectuated by the Claims Processor.

1.2.69    “Spouse” means a person legally married to a Settlement Program Claimant at the time of the Index Surgery and continues to be married at the Enrollment Date who has an active, filed lawsuit as of the Execution Date.

1.2.70    “Supplementary Claim Form” means a claim form for the submission of requested Additional Claim Information in the form to be determined by the Claims Processor.

1.2.71    “Team” means the Claims Administrator, Claims Processor and Special Masters who shall cooperate and work together with the Parties in the implementation of this Agreement.

1.2.72    “Third Party Payor” means any private and commercial payors or insurers, including but not limited to managed care organizations, self-funded health insurance plans; any insurer serving as a third-party administrator on behalf of a self-funded employer-sponsored health plan; a self-funded employer-sponsored health plan; or a worker’s compensation plan.

1.2.73    “Unfiled Claim” means a Claim not yet filed as a lawsuit (a claimant who has an Unfiled Claim will be known as an “Unfiled Claimant”).

1.2.74    “United States” means the United States of America, its 50 states, the District of Columbia, any Commonwealth or Territory of the United States, and any United States Military Hospital wherever located.

1.2.75    “United States Patient” means, for purposes of eligibility, a United States citizen or legal resident who underwent an Index Surgery.

1.2.76    “Unrepresented Claimant” means an Enrolled Claimant who is not represented by counsel as of the Execution Date.

1.2.76.1    For the avoidance of doubt, if an Enrolled Claimant who was represented by Counsel earlier than the Execution Date, but prior to the Execution Date had terminated the representation and was unrepresented by Counsel on the Execution Date, the Enrolled Claimant is an Unrepresented Claimant. Unrepresented Claimants who obtain assistance from the SOC or other Counsel who then retained Counsel after the Execution Date remain Unrepresented Claimants for purposes of the Settlement Program and are subject to the Unrepresented Claimant reductions applicable in the Settlement Program.

1.2.77    “Walk Away Deadline Date” is the date by which HOC may timely exercise its Walk Away Rights under Section 16.1. The initial Walk Away Deadline Date is June 15, 2015.

Article 2

Claimant Eligibility

Section 2.1    Eligibility Requirements

2.1.1    This Agreement applies only to United States Citizens or legal residents who were implanted with an Affected Product in the United States as defined in Section 1.2.74.

2.1.2    For the avoidance of doubt, except for Persons who qualify as Covered Unrevised, Infirm Claimants, Persons must have a Qualified Revision Surgery as defined above in order to participate in the Settlement Program.

2.1.3    Any Eligible Claimant who qualifies as a Qualified Claimant is entitled to only one (1) Net Base Award for each revised hip that underwent a Qualified Revision Surgery under the Base Award Program.

2.1.4    If the Claims Processor determines that an Enrolled Claimant is not eligible for the Settlement Program, the Enrolled Claimant shall then have the right to request a review of this determination pursuant to Section 5.1.4.

Article 3

Registration of All Filed and Unfiled Affected Product-Related Claims

Section 3.1    Registration

3.1.1    The purposes of the registration requirements set forth below are to allow the Parties, the MCL Court, the MDL Court and Other Courts to identify the filed and unfiled cases and Unfiled Claims Relating to the Affected Products, to create a joint database of such cases and Claims which will help the MCL Court, the MDL Court and Other Courts cooperatively manage the litigation and assist the Parties with effectuating the provisions of this Agreement.

Section 3.2    Plaintiff-Attorney Requirements

3.2.1    The Parties agree to apply jointly in each of the Coordinated Proceedings and Other Courts for a Registration Order, within seven (7) days following the Execution Date, requiring any Plaintiffs’ Counsel representing clients with Affected Product-related claims pending in court to identify to HOC, the SOC, and the Claims Processor all clients with Claims Relating to the Affected Product, whether or not the claimant is revised or unrevised, whether their claims are filed or unfiled, and regardless if that Plaintiffs’ Counsel agrees to enroll clients under this Settlement Program. Plaintiffs’ Counsel must also identify the Primary Law Firm responsible for the claim, together with the Principal Responsible Attorney and legal assistant for that claim, and all Counsel with an interest in that claim, and to provide certain information about each claim. The Registration Orders also shall apply to Pro Se Plaintiffs and Unrepresented Claimants with Unfiled Claims Relating to the Affected Products. The Registration Order shall direct Counsel, Pro Se Plaintiffs and Unrepresented Claimants to use a standard template without deviating from its format for the accurate and efficient transfer of the required information about each claimant and claim to the Claims Processor and the Parties.

3.2.2    The Claims Processor will maintain a joint database of all cases filed in any court and all claims identified pursuant to the Registration Orders, which registration database shall be made available to the MCL Court, the MDL Court, any Other Courts that have entered a Registration Order, HOC, and the SOC. The registration database shall include for every registered Claim Relating to the Affected Products, inter alia, the current venue, case number, the identity of the Primary Law Firm responsible for the claim, together with the Principal Responsible Attorney for that claim and all other Counsel for that claim as well as other claim-specific information. Nothing herein prevents either HOC or the SOC from maintaining its own separate database of all registered Plaintiffs and claimants.

3.2.3    The obligations of all Counsel related to filed cases and claims, as well as Pro Se Plaintiffs and unfiled cases of Unrepresented Claimants, are set forth in the Registration Order and Registration Form to be agreed upon by the parties.

3.2.4    For sake of clarity, according to the terms of the Registration Order, all other Counsel must take such steps as are necessary to ensure that all Claims asserted on behalf of a Person asserting a personal injury or wrongful death Claim (whether or not in a pending action or currently unfiled), and all Claims derivative thereof, Relating to the Affected Products (or in any way involving an Affected Product, including those not involving a Qualified Revision Surgery) are registered and all other Counsel are identified. Such registration requirement will apply regardless of (i) whether such Claims are the claims of Eligible Claimants, (ii) whether such Counsel intended to enroll any such Claims in the Settlement Program, (iii) whether such Claims are filed in any court or are Unfiled Claims, and (iv) whether such Claims involve a Qualified Revision Surgery or not.

Section 3.3    Registration Declaration

The Primary Law Firm, all other Counsel, Pro Se Plaintiffs and Unrepresented Claimants shall, in accordance with the Registration Order, register their Claims by serving on the Claims Processor a Registration Declaration under oath no later than December 14, 2014, covering each Plaintiff and Unfiled Claimant asserting such Claims, and, if applicable, the date Counsel was retained by the Plaintiff or Unfiled Claimant, and the Primary Counsel and all other Counsel of such Plaintiff or Unfiled Claimant, if another counsel.
Article 4

Enrollment into the Settlement Program

The purpose of the enrollment and documentation requirements with respect to a Claimant’s entry into the Settlement Program is to establish eligibility and to determine whether the Enrolled Claimant qualifies as a Settlement Program Claimant for a Settlement Award Payment. Additional documentation relating to any Claim may be required.
Section 4.1    Enrollment in the Qualified Revision Surgery Program

4.1.1    Only Eligible Claimants (and, to the extent required, Legal Representatives and Derivative Claimants) may enroll in the Qualified Revision Surgery Program, which includes the Base Award Program and Enhancements Benefit Program.

4.1.1.1    A Qualified Claimant who receives an award under the Base Award Program does not automatically receive any Enhancements under the Enhancements Benefit Program. Rather, a Qualified Claimant must apply separately for the Enhancements Benefit Program by the EBP Application Deadline Date and meet the eligibility requirements for each Enhancement as set forth in the EBP Award Schedule before receiving any Enhancements.

4.1.2    In order for an Eligible Claimant to participate in the Base Award Program, such Eligible Claimant must deliver to the Claims Processor the following materials no later than March 2, 2015, which materials must be properly and fully completed, and properly and fully executed, by the various Persons specified therein:

4.1.2.1    A Claim Form bearing the Personal Signatures of the Eligible Claimant and his/her Principal Responsible Attorney;

4.1.2.2    A full valid Release in a form to be agreed upon by the parties, to (without limitation) release, indemnify and hold harmless all Released Parties and any Released Party, according to the terms set forth in the Release, and which shall release all Derivative Claimants from all current and potential future claims (a “Release”). The Release must bear the Personal Signature of the Eligible Claimant, and any Spouse, Derivative Claimant or Legal Representative, if applicable.

4.1.2.2.1    In the case of Spouses who are now divorced, separated or estranged, the Enrolled Claimant may provide an indemnity to HOC and other Released Parties in a form agreed to by the Parties in lieu of execution of the Release by such divorced, separated or estranged Spouse.

4.1.2.3    Dismissal with Prejudice Stipulations, in a form to be agreed upon by the parties, signed by the Principal Responsible Attorney, or Unrepresented Claimants with filed lawsuits, for any lawsuit Relating to the Affected Products of an enrolling Eligible Claimant that is pending in any court, including lawsuits involving derivative claims, with each party to bear its own costs;

4.1.2.4    The product code and lot number for each Affected Product implanted into the Eligible Claimant (or Product User if the Eligible Claimant is the Legal Representative of a Product User) and all contemporaneous Medical Records showing the implantation of each Affected Product in the Eligible Claimant (or Product User) in an Index Surgery, including but not limited to a true and correct copy of the Medical Records with manufacturer/product stickers or, in the event the manufacturer/product stickers are not available, a hospital’s electronic implant log from all Index Surgeries and Qualified Revision Surgeries showing the device identifications, in accordance with the following:

4.1.2.4.1    The Eligible Claimant has the burden of proof and burden of producing what records the Eligible Claimant or his/her Counsel already possess and ordering, obtaining and submitting at the Eligible Claimant’s own expense what additional records are needed to prove identification of the device. The Eligible Claimant or his/her Counsel may not intentionally withhold records from the Claims Processor already in their possession or obtained as a result of ordering the records.

4.1.2.4.2    The Claims Processor will review the totality of the evidence on device identification. Product stickers or, in the event the manufacturer/product stickers are not available, a hospital’s electronic implant log are dispositive of the device identification issue.

4.1.2.4.3    Notwithstanding anything to the contrary, if the Claims Processor accepts proof of an Affected Product’s identification based on evidence other than product stickers or, in the event the manufacturer/product stickers are not available, a hospital’s electronic implant log (e.g. operative report or discharge summary) the Claims Processor will notify HOC and HOC has the right to appeal that decision to a Special Master.

4.1.2.5    A true and correct copy of the following contemporaneous Medical Records: admission, including history and physical examination records; discharge summaries; anesthesia records; laboratory testing reports, including those relating to metal ion levels; diagnostic scan reports, including CT, MARS MRI, MRI, and ultrasound; pathology reports and operative reports pertaining to any Index Surgery and Qualified Revision Surgery the Eligible Claimant underwent.

4.1.2.6    The Eligible Claimant has the burden of proof and burden of producing what Medical Records the Eligible Claimant or his/her Counsel already possess and ordering, obtaining, and submitting at the Eligible Claimant’s own expense what additional Medical Records are required under this Agreement. To the extent any specified Medical Record is not obtainable (e.g., an anesthesia record), but the evidence required under this Agreement is contained in another contemporaneous Medical Record, the Claims Processor may accept that evidence, provided notice is given to HOC and HOC may appeal the acceptance of such evidence to a Special Master.

4.1.3    The materials set forth in Sections 4.1.2.1 through 4.1.2.6, inclusive, constitute the “Required Submissions” and may also be referred to as the “Claim Package.”

4.1.4    In order for an Eligible Claimant to participate in the EBP such Eligible Claimant must have previously delivered to the Claims Processor the Required Submissions, no later than the Enrollment Deadline Date, and must complete an EBP Claim Form which materials must be properly and fully compiled and completed, and properly and fully executed by the various Persons specified therein by the EBP Enrollment Application Deadline Dates as set forth below.

4.1.4.1    Application for the EBP will open on June 16, 2015, unless extended by written agreement of the Parties. An EBP Claim Form, along with all required documentation, must be submitted on or before September 30, 2015 to receive Past Matrix benefits.

4.1.4.2    For Future Matrix benefits, EBP Claim Forms and all required documentation must be submitted on or before September 30, 2015 or within 90 days of a respective claim’s accrual (e.g. date of the Re-Revision, Myocardial Infarction, etc.), whichever is later; however, by no means shall a Qualified Claimant submit an EBP Claim Form for an Enhancement under the Future Matrix before September 30, 2015. Claimants may submit more than one EBP Claim Form for claims under the Future Matrix that accrue at different times.

4.1.5    The materials set forth in Section 4.1.4 constitute the “EBP Claim Package.”

Section 4.2    Enrollment in the Covered Unrevised, Infirm Claimant Program

4.2.1    Only those claimants who meet the eligibility requirements set forth in Article 8 may enroll in the Covered Unrevised, Infirm Claimant Program.

4.2.2    In order for an Enrolled Claimant to participate in the Covered Unrevised, Infirm Claimant Program, such Enrolled Claimant must deliver to the Claims Processor all Required Submissions no later than March 2, 2015, which materials must be properly and fully completed, and properly and fully executed, by the various Persons specified therein, with the exception of proof of a Qualified Revision Surgery. Rather, the Claimant must deliver to the Claims Processor contemporaneous Medical Records that were 1) created prior to the Execution Date, and 2) support the Claimant’s claim that a Qualified Revision Surgery is indicated by the treating orthopaedic surgeon for the reasons underlying the Voluntary Recall but that s/he has been determined to be too infirm to undergo the procedure. The determination of infirmity shall be made by the physician who is treating the Claimant for the condition(s) that forms the basis for the infirmity or a medical specialist consulted by the treating physician.

Section 4.3    General Enrollment Requirements

4.3.1    Evidence of any Index Surgery, Qualified Revision Surgery (if applicable), and any of the other medical conditions described herein must be demonstrated solely by the Enrolled Claimant’s Medical Records that are contemporaneous to the Index Surgery, Qualified Revision Surgery (if applicable), or the initial onset, diagnosis, treatment and/or occurrence of the medical condition at issue or any other compensable medical condition described herein. Except for the limited purpose of proving lost wages or loss of earnings under the Enhancements Benefit Program, evidence that is not a Medical Record and/or is prepared for the purpose of establishing a claim in the Settlement Program (e.g., a medical report or affidavit) and/or is not contemporaneous to the Index Surgery, Qualified Revision Surgery, or medical condition at issue is not acceptable as evidence of, or to establish, a Claim or award under the Settlement Program. No affidavits, expert reports, depositions, transcripts or medical articles may be submitted as part of the Claim Package, or otherwise in connection with a Claim to the Settlement Program.

4.3.2    The submission of the Claim Package to the Claims Processor constitutes an Enrolled Claimant’s (and any Derivative Claimant’s) irrevocable election to enroll and participate in the Settlement Program and abide by any court orders entered in the jurisdiction in which the case is currently venued in furtherance of this Agreement. As such, the Enrolled Claimant agrees to participate regardless of the final award amount issued and may not unilaterally exit the Settlement Program unless and until (i) the Enrolled Claimant does not qualify for compensation as a Settlement Program Claimant as set forth in Section 4.3.2.2, or (ii) HOC revokes the Enrolled Claimant’s participation in the Settlement Program pursuant to Section 16.2, if applicable. Except as provided below, no Eligible Claimant (or related Derivative Claimant) may under any circumstances for any reason withdraw an Enrollment Form or request the return of his/her Release or Dismissal with Prejudice Stipulation.

4.3.2.1    Termination of the Settlement Program. If the Settlement Program is terminated under Article 16, the documents executed as part of the enrollment are null and void. The Releases will be rescinded and will have no effect, and the Dismissal with Prejudice Stipulations will not be filed with the Court and will be destroyed. Plaintiffs’ claims in litigation will not be prejudiced by entering and exiting the Settlement Program under these conditions.

4.3.2.2    Failure to Qualify as a Settlement Program Claimant. If an Enrolled Claimant does not qualify for compensation as a Settlement Program Claimant, the documents executed as part of the enrollment are null and void and the Enrolled Claimant’s Release will be rescinded and will have no effect, and the Enrolled Claimant’s Dismissal with Prejudice Stipulations will not be filed with the applicable court and will be destroyed. Failure to qualify as a Settlement Program Claimant is confidential and shall not be disclosed outside of the Settlement Program, nor be admissible in any proceeding or at trial. The case will proceed in the same jurisdiction in which it was filed without prejudice.

4.3.2.3    Qualification as a Settlement Program and Filing of Dismissal with Prejudice Stipulations. HOC shall not file the Dismissal with Prejudice Stipulation with the applicable court until the Enrolled Claimant has been qualified and accepted in the Settlement Program as a Settlement Program Claimant and HOC has funded that Claimant’s award.

4.3.3    The claims administration process shall effectuate the terms of any common benefit order entered in MDL 13-2441 or cost assessment order to be entered in the MCL Court. Regardless of whether a claimant is subject to either of the above orders, by enrolling in the Settlement, Claimants agree to a 1% cost and 3% fee assessment unless their claims were filed in the MCL Court prior to the Execution Date or they are represented by attorneys who have only filed claims in the MCL Court. By enrolling in the Settlement, individuals whose claims were filed in the MCL Court prior to the Execution Date and individuals who are represented by attorneys who have only filed claims in the MCL Court agree to a ½ % cost assessment. Enrolling Claimants agree that the cost and fee assessments, whichever applicable, shall be used to pay for portions of the lien administration expenses, costs associated with the Special Masters and Claims Administrator, portions of the cost for establishment of a Qualified Settlement Fund and to reimburse counsel for costs and fees incurred and/or earned in litigating or resolving the case.

4.3.4    The Enrollment Form for a Claimant who is represented by Counsel must be submitted to the Claims Processor on his/her behalf by his/her Primary Law Firm. Claimants not represented by Counsel may submit a Claim Package without the assistance of Counsel. However, in any event, all Claim Forms and Releases must be properly and fully executed by the Claimants themselves and Derivative Claimants, if applicable (in addition to being executed by Counsel, if any, as specified therein).

4.3.4.1    All current Derivative Claimants and Spouses with filed lawsuits as of the Execution Date also must execute by Personal Signature and deliver to the Claims Processor their respective Enrolled Claimant’s Release and a Dismissal with Prejudice Stipulation in order to be considered eligible for an award under the Enhancements Benefit Program. Current Spouses and Derivative Claimants have no direct rights or standing under the Settlement Program, and their status under the Settlement Program is totally derivative of that of their related Enrolled Claimant. Only Spouses with filed lawsuits may recover any benefit pursuant to Section 7.2.3 of this Agreement. Accordingly, if an individual who underwent a Qualified Revision Surgery does not enroll, then his or her Spouse cannot enroll in the Settlement Program.

4.3.5    Claimants who have not enrolled by the Enrollment Deadline Date shall not be eligible to participate in the Settlement Program except with the consent of HOC in its sole discretion.

4.3.6    The Principal Responsible Attorney may submit Enrollment Forms for Enrolled Claimants on a rolling basis. However, without limitation, HOC, at any time on or prior to the seventy-fifth (75th) day after the Enrollment Deadline Date, and in its sole and absolute discretion, may exercise any right existing under Section 16.2 to cause the Claims Processor to reject any or all Enrollment Forms submitted by a Principal Responsible Attorney in relation to any or all of the Claimants enrolled by that Counsel with which that Counsel has an Interest.

4.3.7    Any portion of or all of the Claim Package may be required to be filed electronically. All Claim Packages shall be filed under penalty of perjury.

4.3.8    The Claims Administrator, Claims Processor, Special Masters, HOC and SOC, and their respective representatives and others deemed necessary by each to assist them and/or their representatives, will have reasonable access to submitted Claim Packages to the extent necessary. While HOC and the SOC have the right to access this data, neither shall have a role in the day-to-day operation of the claims administration process, nor shall their rights in this regard permit the interference with the operations of the claims administration process.

Section 4.4    Additional Claim Information

4.4.1    The Claims Processor may require Enrolled Claimants to submit such additional Medical Records and other records determined to be material and necessary (i) to determine whether a particular Enrolled Claimant meets the eligibility requirements to qualify for an award, or (ii) for purposes of the Claims valuation process (any such further required records or other documentation, the “Additional Claim Information”), including in connection with any audits of the Settlement Program. In such cases, the Claims Processor shall issue a written request to the Enrolled Claimant’s Counsel, or if without counsel, to the Enrolled Claimant.

4.4.2    An Enrolled Claimant must produce Additional Claim Information either within thirty (30) days of service of a written request by the Claims Processor or by the deadline set forth in such request, whichever is later. An Enrolled Claimant who fails to timely produce the Additional Claim Information may appeal to a Special Master who, for good cause, may afford the Enrolled Claimant additional time.

4.4.3    Additional Claim Information shall be submitted by means of a Supplementary Claims Form or other means to be determined by the Claims Processor.

Section 4.5    Submissions Review

4.5.1    To the extent a Claim Package is incomplete, the Claims Processor will inform the appropriate Enrolled Claimant’s Principal Responsible Attorney, or if not represented by Counsel, the Enrolled Claimant, of the deficiency in a written notice and provide the opportunity to correct the deficiency. Failure to respond to and correct the deficiency by the deadline date that is specified in the notice of deficiency (which shall be at least thirty (30) days from the sending of the notice of deficiency by the Claims Processor) will result in a determination that the Enrolled Claimant has not met the eligibility requirements and thus is not entitled to a Settlement Award Payment. Such a determination is final, binding and Non-Appealable.

4.5.2    Without limitation of Section 4.3 or Section 16.2, the Claims Processor (with HOC’s sole and necessary consent) may accept or reject an Enrollment Form in relation to any particular Enrolled Claimant at any time on or prior to the seventy-fifth (75th) day after the Enrollment Deadline Date if (i) the Claim Package received is not properly completed and executed by each Person required to execute such documents, or (ii) such Claim Package (a) fails to provide the information required therein to be provided in relation to such Enrolled Claimant, (b) fails to include the other Required Submissions, or (c) fails to include a Dismissal with Prejudice Stipulation executed on behalf of such Enrolled Claimant, and all related Executing Derivative Claimants, by their Counsel or if not represented by a Principal Responsible Attorney, on their own behalf.

4.5.3    The Claims Processor, with the consent of HOC and the SOC, shall establish deadlines and other procedures not inconsistent with this Agreement that are necessary for the timely, accurate, and efficient submission, review, and evaluation of Program Claims in order to keep the administrative costs of the Settlement Program to a minimum and to allow for the responsible, accurate and fair issuance of Settlement Award Payments. However, in no event shall any Settlement Award Payments be due or paid by HOC until all of HOC’s Walk Away Rights, including the right described in Section 16.2, have expired without any of them being exercised.

Article 5

Qualifying for the Settlement Program

Section 5.1    Qualifying for the Settlement Program

5.1.1    The Claims Processor will review all Required Submissions of all Enrolled Claimants to determine whether each Claimant (1) has submitted a properly completed Claim Package (including with respect to any Derivative Claimants), and (2) meets the Settlement Program’s eligibility requirements. Each Enrolled Claimant that the Claims Processor determines meets the requirements of Section 5.1 becomes a Qualified Claimant or a Covered Unrevised, Infirm Claimant.

5.1.1.1    An Enrolled Claimant has the burden of proof and burden of production that the Claim Package submitted by such Enrolled Claimant (and any Additional Claim Information that may be requested) establishes that the Enrolled Claimant has met the Settlement Program’s eligibility requirements.
5.1.1.2    Any Enrolled Claimant determined by the Claims Processor to be qualified for the Qualified Revision Surgery Program will first have his/her Claim evaluated for the appropriate Net Base Award and subsequently, and to the extent applicable, any Net Enhancements Benefit(s) subject to the reductions and limitations on such awards as set forth in this Agreement, and all the other terms of this Agreement.
5.1.1.3    Any Enrolled Claimant determined by the Claims Processor to be qualified for the Covered Unrevised, Infirm Claimant Program will receive a benefit as set forth in Article 8.

5.1.2    The Claims Processor may, to verify completeness of the Claim Package; or to verify the presence or absence of a fact material to determining that the eligibility requirements have been met; or the validity and amount of the Program Claim; or in cases of inconsistency, suspicion of irregularity, for audit purposes and/or similarly appropriate circumstances, review and analyze other documents or materials that the Claims Processor has access to pursuant to this Agreement or which is requested and submitted as Additional Claims Information.

5.1.2.1    The Claims Processor may, in its discretion, seek information in addition to the Claim Package and any Additional Claim Information to assist in its administration of the Settlement Program. If necessary, the Claims Processor shall have access to all documents produced by the Settlement Program Claimants in any pending litigation (e.g., fact sheets, documents, interrogatory answers), or for Settlement Program Claimants without a pending lawsuit, other contemporaneous documents to support their claim under the Settlement Program. Nothing in this paragraph in any way relieves an Enrolled Claimant of his/her obligations regarding enrollment in or qualification for the Settlement Program as set forth in Article 4 and Article 5.

5.1.3    The Claims Processor promptly shall notify the Claims Administrator, HOC, the SOC and the respective Enrolled Claimant, or his/her Principal Responsible Attorney, in writing of a determination that the Enrolled Claimant is not a Settlement Program Claimant because the eligibility requirements have not been met.

5.1.4    Within thirty (30) days following service of any notice of the Claims Processor under Section 5.1.3 regarding a Claimant’s eligibility determination, an Enrolled Claimant or his/her Principal Responsible Attorney may appeal the determination to one (1) of the Special Masters by serving on the Claims Processor a form of appeal (to be agreed upon by the Parties). Upon receipt of the notice of appeal, the Claims Processor will review the claim before sending it to one (1) of the Special Masters to determine if the Claims Processor agrees with the appeal. If the Claims Processor agrees with the Settlement Program Claimant’s position, the Claims Processor will issue an amended determination notice, which will then provide the Settlement Program Claimant a new period to consider an appeal. If the Claims Processor does not agree with the Settlement Program Claimant’s position on appeal, such appeal shall be directed to one (1) of the Special Masters. If an Enrolled Claimant or his/her Principal Responsible Attorney does not timely serve an appeal pursuant to this Section 5.1.4, the Claims Processor’s determination is final, binding, and Non-Appealable, and absent a decision by HOC to the contrary pursuant to Section 5.1.5, the Enrolled Claimant shall cease to have any further rights under the Settlement Program, and the Claims Processor shall return to the Enrolled Claimant any Dismissal with Prejudice Stipulation and Release previously submitted by that Enrolled Claimant.

5.1.4.1    With respect to any timely appeal under Section 5.1.4, the Special Master will review, for an abuse of discretion, whether the Enrolled Claimant meets the eligibility requirements for status as a Settlement Program Claimant based solely on (1) the Claim Package before the Claims Processor when it issued the award determination, (2) any Additional Claim Information provided by that Claimant to the Claims Processor prior to the issuance of the Claims Processor’s award determination, and (3) the terms of this Agreement. No new or additional evidence may be submitted in connection with any appeal.

5.1.4.2    The Special Master’s determination of such appeal promptly will be communicated to the Claims Administrator, HOC, the SOC and the Enrolled Claimant, or his/her Principal Responsible Attorney. Within seven (7) days following service of the Special Master’s determination, an Enrolled Claimant or his/her Principal Responsible Attorney may appeal such determination to the Claims Administrator by serving a form of appeal (to be agreed upon by the Parties) to the Claims Processor who shall direct such appeal to the Claims Administrator. If an Enrolled Claimant or his/her Principal Responsible Attorney does not timely serve an appeal pursuant to this Section 5.1.4.2, the Special Master’s determination is final, binding, and Non-Appealable, and absent a decision by HOC to the contrary pursuant to Section 5.1.5, the Enrolled Claimant shall cease to have any further rights under the Settlement Program, and the Claims Processor shall return to the Enrolled Claimant any Dismissal with Prejudice Stipulation and Release previously submitted by that Enrolled Claimant.

5.1.4.2.1    With respect to any timely appeal under Section 5.1.4.2, the Claims Administrator will review, for an abuse of discretion, whether the Enrolled Claimant meets the eligibility requirements for status as a Settlement Program Claimant based solely on (1) the Claim Package before the Claims Processor when it issued the award determination, (2) any Additional Claim Information provided by that Claimant to the Claims Processor prior to the issuance of the Claims Processor’s award determination, and (3) the terms of this Agreement. No new or additional evidence may be submitted in connection with any appeal.

5.1.4.3    The Special Master and/or the Claims Administrator, in his or her sole discretion, may assess costs of up to One Thousand Five Hundred and 00/100 Dollars ($1,500.00) (to be collected by the Claims Processor and credited to an Administrative Expenses account or other sub-account of the Escrow Account as determined by the Parties) to an Enrolled Claimant or his/her Principal Responsible Attorney upon a finding of no legitimate grounds for the appeal.

5.1.4.4    If the Special Master’s or Claims Administrator’s decision on this matter results in the Enrolled Claimant becoming a Settlement Program Claimant the Claims Processor will process the Program Claim pursuant to Section 5.2.

5.1.4.5    If the Special Master’s or Claims Administrator’s decision on this matter results in the determination that the Enrolled Claimant does not meet the Settlement Program’s eligibility requirements, and absent a decision by HOC to the contrary pursuant to Section 5.1.5, the Enrolled Claimant shall cease to have any further rights under the Settlement Program, and the Claims Processor shall return to the Enrolled Claimant any Dismissal with Prejudice Stipulation and Release previously submitted by that Enrolled Claimant. Upon release from the Settlement Program, the Claimant may pursue any legal rights, if any.

5.1.5    Regardless of any contrary decision of the Claims Processor, Special Master and/or Claims Administrator, an Enrolled Claimant also will be deemed to be a Settlement Program Claimant if HOC’s representatives, in their sole and absolute discretion, deem (by written notice to such effect to the Claims Processor, the SOC and the Enrolled Claimant, or his/her Principal Responsible Attorney) such Enrolled Claimant to constitute a Settlement Program Claimant (for the avoidance of doubt, with or without regard to the eligibility requirements).

5.1.6    HOC further reserves the right to challenge the inclusion of any Enrolled Claimants in the Settlement Program whose claims may be barred under the applicable statute of limitations. Such challenge shall be made to the Claims Administrator, who will determine whether the applicable statute of limitations has expired based solely on (i) the Claim Package before the Claims Processor when it issued the award determination, (ii) any Additional Claim Information provided by that Settlement Program Claimant to the Claims Processor prior to the issuance of the award determination, (iii) the terms of this Agreement, (iv) briefs by the parties, and (v) sworn statements relevant to the inquiry. The burden of proof shall be on HOC and all disputed issues of fact shall be resolved in favor of the Enrolled Claimant. If the Claims Administrator determines that a claim is not barred under the applicable statute of limitation, the Enrolled Claimant‘s Claim Package will be processed pursuant to the terms of the Settlement Agreement. A determination that a claim is time barred will disqualify the Enrolled Claimant for compensation as a Settlement Program Claimant pursuant to Section 4.3.2.2. For the avoidance of doubt, any determinations made by the Claims Administrator under Section 5.1.6 that result in the Enrolled Claimant exiting the Settlement Program are inadmissible in a court of law.

Section 5.2    Determination and Appeal of Program Awards

5.2.1    Pursuant to Section 7.1, the Claims Processor will make a determination for each Qualified Claimant of any applicable reductions to any Base Award in order to arrive at Net Base Award(s).

5.2.2    Pursuant to Section 7.2, and subsequent to the Claims Processor’s determination under the Base Award Program, any claim for an Enhancement submitted by a Qualified Claimant will be reviewed by the Claims Processor who will determine if the Qualified Claimant is eligible for the Enhancement and the Net Enhancements Benefit after any applicable reductions.

5.2.3    Pursuant to Article 8, the Claims Processor will make an initial determination for each Claimant who claims a benefit under the Covered Unrevised, Infirm Claimant Program as to whether such Claimant is eligible for a benefit thereunder, and, if so, the Claims Processor will issue the benefit in accordance with the terms of this Agreement

5.2.4    The determinations by the Claims Processor of any Net Base Award and Net Enhancements Benefit for a given Qualified Claimant will be issued separately and at different time intervals that, consistent with the other terms of this Agreement, would permit the payment of any Net Base Award prior to the determination and payment of any Net Enhancements Benefit. If an Enrolled Claimant qualifies as a Covered Unrevised, Infirm Claimant, s/he will not also receive a Net Base Award or any Net Enhancements Benefit and the award for the Covered Unrevised, Infirm Claimant will be issued as soon as practicable in accordance with the terms of this Agreement.

5.25    The Claims Processor promptly shall notify the Claims Administrator, HOC, the SOC and the respective Claimant, or his/her Principal Responsible Attorney, in writing, of any of the award determinations made under Section 5.2.1, Section 5.2.2 or Section 5.2.3.

5.26    Within thirty (30) days following service of any notice of the Claims Processor under Section 5.2.5 regarding a Claimant’s award determination, a Settlement Program Claimant or his/her Principal Responsible Attorney may appeal the determination to one (1) of the Special Masters by serving on the Claims Processor a form of appeal (to be agreed upon by the Parties). Upon receipt of the notice of appeal, the Claims Processor will review the claim before sending it to one (1) of the Special Masters to determine if the Claims Processor agrees with the appeal. If the Claims Processor agrees with the Settlement Program Claimant’s position, the Claims Processor will issue an amended determination notice, which will then provide the Settlement Program Claimant a new period to consider an appeal. If the Claims Processor does not agree with the Settlement Program Claimant’s position on appeal, such appeal shall be directed to one (1) of the Special Masters. If a Settlement Program Claimant or his/her Principal Responsible Attorney does not timely serve an appeal pursuant to this Section 5.2.6, the Claims Processor’s award determination set forth in the notice provided will be final, binding, and Non-Appealable.

5.2.6.1    With respect to any timely appeal under Section 5.2.6, the Special Master will review, for an abuse of discretion, whether the award determination by the Claims Processor was correct based solely on (i) the Claim Package before the Claims Processor when it issued the award determination, (ii) any Additional Claim Information provided by that Settlement Program Claimant to the Claims Processor prior to the issuance of the Claims Processor’s award determination, and (iii) the terms of this Agreement. No new or additional evidence may be submitted in connection with any appeal. The Special Master shall determine whether the Claims Processor’s award determination should be affirmed or revised in any way.

5.2.6.2    The Special Master’s determination of such appeal promptly will be communicated to the Claims Administrator, HOC, the SOC, and the Settlement Program Claimant or his/her Primary Responsible Attorney.

5.2.6.3    The Special Master’s determination of an appeal will be final, binding and Non-Appealable. The Claims Processor shall process the subject award as determined by the Special Master.

5.2.6.4    The Special Master, in his or her sole discretion, may assess costs of up to One Thousand Five Hundred and 00/100 Dollars ($1,500.00) (to be collected by the Claims Processor and credited to an Administrative Expenses account or other sub-account of the Escrow Account as determined by the Parties) to a Settlement Program Claimant or his/her Principal Responsible Attorney upon a finding of no legitimate grounds for the appeal.

5.2.7    Nothing in this Article 5 or in any other terms of the Agreement limits HOC’s rights and remedies in the event of fraud or other intentional misconduct.

Section 5.3    For the avoidance of doubt, there is no discovery process involved in the evaluation or determination of eligibility for the Settlement Program or the determination of Settlement Program Awards. There are no depositions, written discovery, expert reports, affidavits, hearings or trials in connection with the filing of a claim for a Settlement Program Award or the evaluation or determination of any Settlement Program Award. Settlement Program Claimants have the burden of proof and burden of production with respect to the contemporaneous Medical Records submitted in the Claims Package and any additional contemporaneous Medical Records of such Settlement Program Claimants submitted for establishing that the criteria for a Settlement Program Award have been met.

Article 6
Settlement Program: General Terms

Section 6.1    General Provision

6.1.1    No Settlement Award Payments will be made to Settlement Program Claimants until all of HOC’s Walk Away Rights, including the right set forth in Section 16.2, have expired without being exercised.

6.1.2    The Broadspire Program is a voluntary program that was created by HOC and it is HOC’s unilateral right to determine when the Broadspire Program ends. HOC has determined that once a Claimant enrolls in the Settlement Program, any benefits issued to such Claimant by Broadspire shall be terminated or otherwise no longer available.

6.1.2.1    A Qualified Claimant who receives any reimbursement from the Broadspire Program in connection with claims for lost wages will receive a dollar-for-dollar offset against any Enhancements issued to the Qualified Claimant for lost wages pursuant to the Enhancements Benefit Program, if applicable.

6.1.2.2    A Qualified Claimant who files a Broadspire Claim for a specific reimbursement after November 3, 2014 and before his/her Enrollment Date will have each such claim reviewed and processed by Broadspire; however, with the exception of any such claims paid directly by Broadspire to a surgeon performing a Qualified Revision Surgery or the hospital where the Qualified Revision Surgery took place, a credit against any Net Base Award the Qualified Claimant receives will be issued to HOC for any such claim paid to or on behalf of the Qualified Claimant between November 3, 2014, and his/her Enrollment Date. Any Broadspire Claim for specific reimbursement that was in process before November 3, 2014 will not be subject to a credit against any Base Award received by the Qualified Claimant for such claim, except with regard to reimbursement for lost wages as referenced in Section 6.1.2.1.

6.1.2.3    The Broadspire Program will terminate for a litigant who meets the eligibility requirements set forth by this Settlement Agreement but chooses not to enroll in the Settlement Program by the Enrollment Deadline Date.

6.1.3    All awards issued pursuant to the Settlement Program are subject to the provisions on Liens in Article 17.

6.1.4    The consideration for the Releases and Dismissal with Prejudice Stipulations, if applicable, provided by Settlement Program Claimants is the establishment of the Settlement Program.

Section 6.2    No Punitive Damages

By enrolling in the Settlement Program, each Claimant (i) acknowledges that all Settlement Award Payments constitute damages on account of personal injuries or physical injuries or physical sickness within the meaning of Section 104 of the Internal Revenue Code of 1986, as amended, arising from the physical injuries alleged to have resulted from the implantation, use, and/or removal of the Affected Products and/or Qualified Revision Surgery, and no portion of Settlement Award Payments represent punitive or exemplary damages, nor prejudgment or post judgment interest, nor non-physical injuries, and (ii) waives any and all claims for punitive or exemplary damages, interest and non-physical injuries.

Article 7

Qualified Revision Surgery Program

The Qualified Revision Surgery Program is established as a means to provide Base Awards to Qualified Claimants who underwent Qualified Revision Surgeries through the Base Award Program as set forth in Section 7.1, as well as Enhancements for certain agreed-upon events and conditions through the Enhancements Benefit Program as set forth in Section 7.2 (together, the “Qualified Revision Surgery Program”). Qualified Claimants bear the burden of proof in establishing that they qualify for any awards under the Qualified Revision Surgery Program. All awards pursuant to the Qualified Revision Surgery Program are subject to reductions and limitations as set forth in this Agreement, including, without limitation, Section 7.1, Section 7.2 and the EBP Award Schedule.
Section 7.1    Base Award Program

With the exception of a Qualified Claimant who had bilateral Affected Products revised, a Qualified Claimant is eligible for exactly one (1) Base Award of Three Hundred Thousand and 00/100 Dollars ($300,000) for each revised hip, subject to any applicable reductions or limitations.
7.1.1    All Base Awards are subject to the reductions and limitations as set forth herein, the provisions on liens (Article 17), and the other terms of this Agreement.

7.1.2    The timing and amounts of HOC’s payments to fund the Base Award Program are set forth in Article 9.

7.1.3    Revised Bilateral Affected Products

7.1.3.1    If a Qualified Claimant had bilateral Affected Products revised (either in a single Qualified Revision Surgery or two Qualified Revision Surgeries) and the evidentiary requirements set forth herein are satisfied for each Affected Product, the Qualified Claimant will receive one Base Award for each hip that underwent a Qualified Revision Surgery, subject to any reductions or other limitations for each such hip as set forth herein.

7.1.3.2    If a Qualified Claimant has bilateral Affected Products but only one was revised in a Qualified Revision Surgery, the Qualified Claimant will receive only one (1) Net Base Award. The Qualified Claimant will reserve all rights with respect to the unrevised Affected Product outside of the Settlement Program, and will not be entitled to any awards with respect to the unrevised Affected Product as part of this Settlement Program (even to the extent that it is subsequently revised after the Enrollment Date).

7.1.4    Base Award Reduction for Unrepresented Claimants

7.1.4.1    In addition to any other applicable reductions or limitations, any Base Award to an Unrepresented Claimant shall be reduced by twenty-nine percent (29%). Accordingly, an Unrepresented Claimant is eligible for an amount equal to seventy-one percent (71%) of the Base Award for each revised hip, being Two Hundred Thirteen Thousand and 00/100 Dollars ($213,000), subject to any other applicable reductions or limitations.

7.1.5    Reductions to Base Award

7.1.5.1    Obesity and Smoking. There will be no reductions to a Base Award relating to obesity and smoking. Reductions for obesity and smoking will apply only to certain Enhancements.

7.1.5.2    Unrelated Death. Any Base Award and each applicable Enhancement, as well as the applicable Enhancements Benefit Cap, shall be reduced by thirty percent (30%) if the Product User died prior to the Enrollment Date for reasons unrelated to the Qualified Revision Surgery. Any Product User who qualifies for a reduction to the Base Award for an Unrelated Death will not be entitled to an Enhancement for a Related Death as set forth in the EBP Award Schedule.

7.1.5.3    Age at Time of Implantation of the Affected Products. Any Base Award shall be reduced by the percentages shown below based upon the Qualified Claimant’s age at the time any Affected Product that is the subject of the Qualified Revision Surgery was implanted:

Age at Index Surgery	Percent Reduction
Age ≥ 70	5%
Age ≥ 75	10%
Age ≥ 80	15%
Age ≥ 85	20%

7.1.5.4    The Affected Product is Implanted as a Revision Device. Where any Affected Product that was part of a Qualified Revision Surgery was implanted during a femoral stem revision, the Base Award will be reduced by fifteen percent (15%).

7.1.5.5    Multiple Reductions. The reductions to any Base Award and Enhancements shall be calculated separately. If multiple reductions apply to an award, the percentages of all reductions applicable to such award (other than the reduction for Unrepresented Claimants) shall be added together and the sum total shall be the percentage that such award of the Qualified Claimant will be reduced. However, if any Base Award received by a Qualified Claimant is subject to the Unrepresented Claimant reduction, the reduction shall be taken first and all other reductions will be calculated on the remaining amount.

Section 7.2    Enhancements Benefit Program

The Enhancements Benefit Program is established as a means to provide benefits to Qualified Claimants in addition to the award available pursuant to the Base Award Program for certain agreed-upon events and conditions. Enhancements may be available as set forth in the EBP Award Schedule to a Qualified Claimant who claims such Enhancements and whose EBP Claim Form, Claim Package, EBP Claim Package and Additional Claim Information, if any, demonstrate entitlement. Qualifying for a Base Award does not automatically entitle a Qualified Claimant to any Enhancements. Qualified Claimants bear the burden of proof in establishing that they qualify for the Enhancements Benefit Program. Enhancements pursuant to the Enhancements Benefit Program are subject to reductions and limitations as set forth in this Agreement and the EBP Award Schedule.
7.2.1    Determinations of Enhancements

7.2.1.1    Claims for Enhancements will be evaluated by the Claims Processor based on their merits, the EBP Claim Form, Claim Package, EBP Claim Package, the contemporaneous Medical Records provided by Qualified Claimants and any other terms of this Agreement.

7.2.1.2    The Claims Processor may demand, at its sole discretion and at the Qualified Claimant’s expense, that the Qualified Claimant provides additional Medical Records necessary to properly evaluate a claim for Enhancements. The Claims Processor has the right to obtain from each Qualified Claimant authorizations for the release of Medical Records, to be obtained at the Qualified Claimant’s expense, if necessary, to evaluate his/her claim.

7.2.1.3    The initial determination of eligibility for, and the amount of, each Net Enhancements Benefit will be made by the Claims Processor pursuant to Sections 5.1 and 5.2 and based on the EBP Claim Form, Claim Package, EBP Claim Package, any Additional Claim Information, and the terms of this Agreement. Appeal rights relating to such determinations are set forth in Section 5.2.

7.2.1.4    The categories, criteria, and amount of Enhancements are set forth in the EBP Award Schedule.

7.2.2    In no instance will a Qualified Claimant’s Net Enhancements Benefit exceed Four Hundred Fifty Thousand and 0/100 Dollars ($450,000) for each hip that underwent a Qualified Revision Surgery, including those Enhancements issued under the Future Matrix (as defined in the EBP Award Schedule), unless s/he qualifies for an Enhancement for an Infection, in which case the Qualified

Claimant’s Net Enhancements Benefit will not exceed Five Hundred Fifty Thousand and 0/100 Dollars ($550,000) for each hip that underwent a Qualified Revision Surgery, including Enhancements issued under the Future Matrix (together, the “Enhancements Benefit Cap”). Notwithstanding the foregoing, Enhancements associated with myocardial infarction, stroke, death and lost wages are not subject to the Enhancements Benefit Cap if the underlying covered events occurred prior to the Enrollment Date; however, such Enhancements are subject to the $450,000 Enhancements Benefit Cap if the underlying covered events occurred after the Enrollment Date.

7.2.3    A current Spouse of a Qualified Claimant with an active, filed lawsuit as of the Execution Date who executes a Release of his/her Spouse that is submitted to the Claims Processor at the time of enrollment in the Settlement Program shall receive a maximum one-time award of One Thousand Five Hundred and 00/100 Dollars ($1,500.00), regardless of whether that Qualified Claimant qualifies for any Enhancements. This payment is (i) subject to the Enhancements Benefit Cap and (ii) shall be made at the time the Spouse’s Qualified Claimant receives any Net Base Award.

Article 8

Covered Unrevised, Infirm Claimants Program

Section 8.1    Benefits for Covered Unrevised, Infirm Claimants

The Covered Unrevised, Infirm Claimants Program is established as a means to provide an award to Enrolled Claimants who otherwise qualify for this award, despite not having been revised at the time of enrollment. The Enrolled Claimant bears the burden of proof in establishing that s/he qualifies for any award under Article 8.
Section 8.2    Determinations of Covered Unrevised, Infirm Claimants Benefits

8.2.1    Claims under the Covered Unrevised, Infirm Claimants Program will be evaluated by the Claims Processor based on their merits, the Claim Package, the contemporaneous Medical Records provided by the Enrolled Claimant, and any other terms of this Agreement.

8.2.2    The Claims Processor may demand, at its sole discretion and at the Enrolled Claimant’s expense, that the Covered Unrevised, Infirm Claimant provide additional Medical Records necessary to properly evaluate a claim under the Covered Unrevised, Infirm Claimants Program. The Claims Processor has the right to obtain from each Covered Unrevised, Infirm Claimant authorizations for the release of Medical Records, to be obtained at the Enrolled Claimant’s expense, if necessary, to evaluate his/her claim.

8.2.3    The initial determination of eligibility for, and amount of, an award under the Covered Unrevised, Infirm Claimants Program will be made by the Claims Processor pursuant to Sections 5.1 and 5.2 and based on the Claim Package, any Additional Claim Information, and the terms of this Agreement. Appeal rights are set forth in Section 5.2.

Section 8.3    Covered Unrevised, Infirm Claimants Benefits

8.3.1    Eligibility: A Product User who, on the Execution Date, (i) has a claim or filed lawsuit, (ii) is a United States Patient who was implanted with the Affected Product in the United States as defined in Section 1.2.74, and (iii) provides contemporaneous medical records created prior to the Execution Date that support the Product User’s claim that a Qualified Revision Surgery is indicated by the treating orthopaedic surgeon for the reasons underlying the Voluntary Recall, but s/he has been determined to be too infirm to undergo the procedure. The determination of infirmity shall be made by the physician who is treating the Claimant for the condition(s) that forms the basis for the infirmity or a medical specialist consulted by the treating physician.

8.3.2    Benefits:     If the foregoing eligibly requirements are met, a Covered Unrevised, Infirm Claimant will receive a flat award Seventy-Five Thousand and 00/100 Dollars ($75,000), not subject to any enhancements or reductions for any reason whatsoever, for each unrevised hip that was implanted with an Affected Product and, to the extent the subject hip is subsequently revised, will not be entitled to any additional awards as part of this Settlement Program.

Article 9

Timing of HOC’s Payment Obligations

Section 9.1    Timing of Settlement Program Award and Payments

9.1.1    HOC agrees, subject to the terms and conditions hereof (including in particular Sections 9.1, 10.2 and Article 17), and in consultation with the Claims Processor, to make the necessary payments that are required to fund the Settlement Program Awards.

9.1.2    Settlement Program Status Reports: The Claims Processor shall promptly review Claim Packages upon receipt to determine completeness, eligibility and Settlement Program Awards. Promptly after the end of each calendar week beginning fourteen (14) Business Days after enrollment in the Settlement Program opens, the Claims Processor shall provide to HOC and the SOC a weekly status report, in such form and in such detail as HOC reasonably from time to time may specify, identifying those Enrolled Claimants who have qualified as Settlement Program Claimants together with the amount of each Net Base Award or Covered Unrevised, Infirm Claimant award.

9.1.3    Initial Settlement Program Award Report: Commencing within three (3) Business Days after HOC’s Walk Away Rights have expired, including the right under Section 16.2, the Claims Processor shall provide notice to Settlement Program Claimants, in a form to be determined by the Parties, setting forth the amount of their Net Base Awards or Covered Unrevised, Infirm Claimant awards. Within seven (7) Business Days of such notices, the Claims Processor shall provide to HOC, the SOC and the Escrow Agent a report, in such form and in such detail as HOC reasonably from time to time may specify, identifying those Settlement Program Claimants who have accepted their Settlement Program Awards together with the amount of each Net Base Award or Covered Unrevised, Infirm Claimant award and setting forth the assessment amounts for each Settlement Program Claimant, and certifying those Settlement Program Awards in accordance with this Agreement (the “Initial Settlement Program Award Report”).

9.1.3.1    Within seven (7) Business Days following the receipt of the Initial Settlement Program Award Report, and assuming HOC has not previously objected to its accuracy based upon the weekly status reports, HOC will deposit, or cause to be deposited into the Escrow Account, an amount sufficient to pay the aggregate amount set forth in the Initial Settlement Program Award Report (with any applicable holdback to be held pursuant to the terms of the Escrow Agreement).

9.1.4    Following the delivery of the Initial Settlement Program Award Report to HOC, the Claims Processor shall deliver to HOC and the SOC supplemental Settlement Program Award reports on both the 15th and last day of each month, identifying those Settlement Program Claimants who, subsequent to the Initial Settlement Program Award Report, have accepted their Settlement Program Award, together with the amount of each Net Base Award or Covered Unrevised, Infirm Claimant award, setting forth the same information required in the Initial Base Award Report (each a “Supplemental Settlement Program Award Report” and, collectively with the Initial Base Award Report, each a “Settlement Program Award Report”).

9.1.4.1    Within seven (7) Business Days following the receipt of a Supplemental Settlement Program Award Report, and assuming HOC has not previously objected to its accuracy based upon the weekly status reports, HOC will deposit, or cause to be deposited into the Escrow Account, an amount sufficient to pay the aggregate amount set forth in the Supplemental Settlement Program Award Report (with any applicable holdback to be held pursuant to the terms of the Escrow Agreement).

9.1.4.2    With regard to deficient Claim Packages, upon the deficiency being cured, the Claims Processor shall process the Claim Package and include any Settlement Program Claimant in the weekly status report as set forth above. Thereafter, HOC shall fund the additional Settlement Program Awards as set forth in Section 9.1.4.1 provided that HOC is afforded at least forty-five (45) days to fund from notice by way of the status report as set forth in Section 9.1.2.

9.1.5    Within five (5) Business Days following the electronic transfer of funds into the Escrow Account in response to any Settlement Program Award Report, the Claims Processor, in a manner to be set forth in the Escrow Agreement, shall begin the process of disbursing the funds in short order to Settlement Program Claimants and their respective Primary Law Firm or to the Settlement Program Claimant’s Primary Law Firm in trust for the respective Settlement Program Claimants.

Section 9.2    Timing of Enhancements Benefits Payments

9.2.1    HOC agrees, subject to the terms and conditions hereof (including in particular Sections 9.2, Section 10.2, and Article 17), and in consultation with the Claims Processor, to make the necessary payments that are required to fund the Net Enhancements Benefits.

9.2.2    EBP Status Reports: The Claims Processor shall promptly review EBP Claim Packages upon receipt to determine completeness, eligibility and Enhancements Benefits. Promptly after the end of each calendar week beginning fourteen (14) Business Days after the EBP application process opens, the Claims Processor shall provide to HOC and the SOC a weekly status report, in such form and in such detail as HOC reasonably from time to time may specify, identifying those Settlement Program Claimants who have qualified for Enhancements together with the amount of each Net Enhancements Benefit. The Claims Processor shall issue award notices to Settlement Program Claimants setting forth the Net Enhancements Benefit within thirty (30) Business Days of the status report identifying the Settlement Program Claimant’s Net Enhancements Benefit.

9.2.3    Initial EBP Award Report: Within sixty (60) Business Days after the first EBP Status Report, the Claims Processor shall provide to HOC, the SOC and the Escrow Agent a report, in such form and in such detail as HOC reasonably from time to time may specify, identifying those Settlement Program Claimants who have accepted their Enhancement together with the amount of each Net Enhancements Benefit and setting forth the assessment amount for each Settlement Program Claimant, and certifying those Net Enhancements Benefits in accordance with this Agreement (the “Initial EBP Award Report”).

9.2.3.1    Within seven (7) Business Days following the receipt of the Initial EBP Award Report, and assuming HOC has not previously objected to its accuracy based upon the weekly status reports, HOC will deposit, or cause to be deposited, an amount sufficient to pay the aggregate amount set forth in the Initial EBP Award Report (with any applicable holdback to be held pursuant to the terms of the Escrow Agreement).

9.2.4    Following the delivery of the Initial EBP Award Report to HOC, the Claims Processor shall deliver to HOC and the SOC supplemental EBP Award reports on both the 15th and last day of each month, identifying those Settlement Program Claimants who, subsequent to the Initial EBP Award Report, have accepted their Enhancement, together with the amount of each Net Enhancements Benefit, setting forth the same information required in the Initial EBP Report (each a “Supplemental EBP Report” and, collectively with the Initial EBP Report, each an “EBP Award Report”).

9.2.4.1    Within seven (7) Business Days following the receipt of a Supplemental EBP Award Report, and assuming HOC has not previously objected to its accuracy based upon the weekly status reports, HOC will deposit, or cause to be deposited, an amount sufficient to pay the aggregate amount set forth in the Supplemental EBP Award Report (with any applicable holdback to be held pursuant to the terms of the Escrow Agreement).

9.2.4.2    With regard to deficient EBP Claim Packages, upon the deficiency being cured, the Claims Processor shall process the EBP Claim Package and include any Settlement Program Claimant in the weekly status report as set forth above. Thereafter, HOC shall fund the additional Enhancements Benefits as set forth in Section 9.2.4.1 provided that HOC is afforded at least forty-five (45) days to fund from notice by way of the status report.

9.2.5    Within five (5) Business Days following the electronic transfer of funds into the Escrow Account in response to any EBP Award Report, the Claims Processor, in a manner to be set forth in the Escrow Agreement, shall begin the process of disbursing the funds in short order to Settlement Program Claimants and their respective Primary Law Firm or to the Settlement Program Claimant’s Primary Law Firm in trust for the respective Settlement Program Claimants.

Section 9.3    Limit on Award Payments

9.3.1    Any term of this Agreement (or any escrow agreement referenced herein) to the contrary notwithstanding, HOC shall have no financial obligation under this Agreement other than its express obligations to make payments as described in Section 9.1, Section 9.2, Section 10.2, and Article 17. HOC shall have no obligation to pay (or to make any payment on account of), or reimburse any Enrolled Claimant, Settlement Program Claimant or Principal Responsible Attorney for, any costs or expenses incurred by such Enrolled Claimant, Settlement Program Claimant or Principal Responsible Attorney in connection with the Settlement Program. Neither HOC nor any of the other Released Parties shall have any responsibility for the management of any of the escrow funds referenced herein or any Liability to any Enrolled Claimant arising from the handling of Program Claims by the Claims Administrator, Claims Processor, Special Masters or Escrow Agent.

Section 9.4    Form of Notices to Escrow Agent
Notices to the Escrow Agent shall be in such form as the Escrow Agent reasonably may specify from time to time.

Settlement Program Administration and Expenses

Section 10.1        Administrative Costs

10.1.1    The reasonable and necessary administrative costs and expenses for the operation of the Settlement Program, including the fees, costs, and expenses of the Claims Processor and any physician consultants or other administrators to the extent necessary, and the fees of the Escrow Agent, shall be the sole responsibility of HOC.

10.1.2    The reasonable and necessary administrative costs and expenses for the Special Masters and Claims Administrator shall be split equally (50%/50%) between the Parties.

10.1.3    he Escrow Agreement shall also establish other escrow accounts or sub-accounts to hold funds pertaining to the reasonable and necessary administrative costs and expenses set forth in this Article 10, to the extent necessary.

10.1.4    The Parties, Claims Administrator, Claims Processor and the Escrow Agent shall agree to a written procedure for the invoicing of the reasonable and necessary administrative costs and expenses of the Settlement Program, the review and approval of such invoices and the payment of such invoices.

Section 10.2        Funding of Administrative Expenses Escrow Account

The claims administration process shall effectuate the terms of any common benefit order entered in MDL 13-2441 or cost assessment order to be entered in the MCL Court. Regardless of whether a claimant is subject to either of the above orders, by enrolling in the Settlement, Claimants agree to a 1% cost and 3% fee assessment unless their claims were filed in the MCL Court prior to the Execution Date or they are represented by attorneys who have only filed claims in the MCL Court. By enrolling in the Settlement, individuals whose claims were filed in the MCL Court prior to the Execution Date and individuals who are represented by attorneys who have only filed claims in the MCL Court agree to a ½ % cost assessment. Enrolling Claimants agree that the cost and fee assessments, whichever applicable, shall be used to pay for portions of the lien administration expenses, costs associated with the Special Masters and Claims Administrator, portions of the cost for establishment of a Qualified Settlement Fund and to reimburse counsel for costs and fees incurred and/or earned in litigating or resolving the case.
Section 10.3        Audits of Administrative Expenses and Payments

The Claims Processor and the Escrow Agent shall agree to a written procedure for the auditing of the reasonable and necessary administrative costs and expenses of the Settlement Program and for the receipt and review of such audit reports.

Article 11

Administrators

Section 11.1        Appointment and Replacement of Administrative Personnel

11.1.1    This Settlement Agreement is a private agreement and not subject to court approval.

11.1.2    In the event that HOC, on the one hand, and the SOC, on the other hand, at any time cannot agree on (i) the identity of any replacement Administrator, (ii) whether a particular Administrator should be removed (or any other exercise of rights under any Administrative Agreement that requires for such exercise joint action of HOC and the SOC), or (iii) the terms and conditions of a proposed Administrative Agreement, HOC or the SOC may, by notice to such effect to the other and to the Claims Administrator, refer the matter to the Claims Administrator. If the Claims Administrator, or the proposed Administrative Agreement of the Claims Administrator, is the subject of the dispute, then the references in the preceding sentence, and in Sections 11.1.3 and 11.1.4 to the “Claims Administrator” shall be to one (1) of the Special Masters, who is not involved and who has not rendered a decision in connection with the matter at issue, and who will be randomly selected.

11.1.3    In the event of a dispute described in clause (iii) of Section 11.1.2, HOC, on the one hand, and the SOC, on the other, shall, within five (5) Business Days of referral of such matter to the Claims Administrator, submit to each other and the Claims Administrator, its proposed form of Administrative Agreement. Either HOC or the SOC may, in its discretion, within a further five (5) Business Days, submit to each other and the Claims Administrator a memorandum supporting its position. If two (2) proposed forms of Administrative Agreements are submitted, the Claims Administrator shall select between the two (2) proposed forms of agreement on the basis of which proposed agreement in its opinion more closely reflects what is customary and “market” for agreements of the nature contemplated by the relevant Administrative Agreement (entered into in the context of programs of the nature of the Settlement Program) and such other matters as the Claims Administrator shall consider appropriate under the circumstances.

11.1.4    Any decision of the Claims Administrator pursuant to this Section 11.1 shall be final and Non-Appealable and binding on the Parties and (without limitation of the foregoing) the Parties shall take all actions required in order to implement such decision.

Section 11.2        Claims Administrator

11.2.1    The Claims Administrator will oversee the Settlement Program and will work with the Claims Processor, the Special Masters, the SOC and HOC, and others to ensure that the express terms and intent of this Agreement are properly and fairly applied in the Settlement Program and that clear errors are avoided.

The Claims Administrator shall be authorized to make final and binding determinations under this Agreement with the authority of an Arbitrator under the Federal Arbitration Act.

11.2.2    The SOC and HOC agree that the Claims Administrator is Hon. Diane M. Welsh (Ret.), and/or her agents, or upon her resignation or removal, any Person(s) to be appointed by the Parties.

Section 11.3        Claims Processor

The Claims Processor is The Garden City Group, Inc., or upon its resignation or removal, any Person(s) to be appointed to oversee the administration of claims for benefits. The Claims Processor shall be authorized to make final and binding determinations under this Agreement with the authority of an Arbitrator under the Federal Arbitration Act.
Section 11.4        Special Masters

11.4.1    The Special Masters will be selected by the agreement of HOC and the SOC. There will be three (3) Special Masters retained to perform the Special Master tasks set forth in this Agreement.

11.4.2    The three (3) Special Masters chosen by the Parties to fill these positions are: Hon. Arthur J. Boylan (Ret.), Hon. C. Judson Hamlin (Ret.), and Mr. Edgar C. Gentle, III, Esq., or upon the resignation or removal of any one Special Master, any Person(s) to be appointed by the Parties to oversee the administration of claims for benefits. The Special Masters shall be authorized to make final and binding determinations under this Agreement with the authority of an Arbitrator under the Federal Arbitration Act.

Section 11.5        Certain General Authority of the Claims Processor

11.5.1    The Claims Processor shall have the authority to perform all actions, to the extent not expressly prohibited by, or otherwise inconsistent with, any provision of this Agreement, deemed by the Claims Processor to be reasonably necessary for the efficient and timely administration of this Agreement; provided, however, that such actions are agreed to by the Parties or otherwise ordered by the Claims Administrator.

11.5.2    The Claims Processor may create administrative procedures, supplementary to (and not inconsistent with) those specified herein that provide further specific details about how Program Claims are administered, and/or other aspects of the Settlement Program; provided, however that such procedures comply with the terms of this Agreement and are agreed to by the Parties or otherwise ordered by the Claims Administrator.

11.5.3    Without limitation of the foregoing, the Claims Processor shall, with the concurrence of the Claims Administrator, have the authority to modify and/or supplement the form of Enrollment Form, Claims Form and/or Supplementary Claims Form provided for herein to provide for more efficient administration of the Settlement Program, provided that (i) such changes may not materially alter the substance of such form without the written consent of both HOC and the SOC, (ii) such changes in any event must be approved by the Liaison committee described in Section 11.5.4 below, and (iii) no change shall be made in the form of Release or form of Dismissal with Prejudice Stipulation without prior written consent of HOC and the SOC.

11.5.4    Each of HOC and the SOC shall appoint two (2) individuals (such number to be determined in each of their respective discretion) to act as a liaison (“Liaison”) with the Claims Administrator, Claims Processor or any Special Master, including answering any questions that the Claims Administrator, Claims Processor or a Special Master may have with respect to the interpretation of any provision of this Agreement. Appointments under this Section 11.5.4 shall be in writing in a notice to the other Party and to the Claims Administrator, Claims Processor and the Special Masters.

Section 11.6        Liability of Administrative Personnel
Without limitation of Section 21.9.2, no Administrator, or employee or agent of any Administrator, shall be liable to any Eligible Claimant, Enrolled Claimant, Settlement Program Claimant or Principal Responsible Attorney for his/her acts or omissions, or those of any agent or employee of any Administrator, in connection with the Settlement Program except, with respect to each such Person, for such Person’s own willful misconduct. Nothing in this Section 11.6 confers on any Enrolled Claimant or Principal Responsible Attorney any privity of contract with, or other right to institute any action against, any Administrator or Liaison.
Article 12

Certain Litigation Matters

Section 12.1        HOC Defenses

HOC agrees that, except as reflected in (i) the requirements for constituting an Eligible Claimant, (ii) the eligibility requirements of Section 2.1, (iii) Section 5.1.6 or (iv) the requirements for constituting an Enrolled Claimant or Settlement Program Claimant, and without limitation of, and subject to, all of the other express terms of this Agreement, any defenses of liability that HOC might otherwise have as against the Program Claims of any particular Settlement Program Claimant, such as statutes of limitation and repose, jurisdiction, venue, mitigation, comparative/contributory negligence, assumption of risk, independent intervening cause and products’ liability, specific defenses such as state of the art, no safe alternative design, preemption, FDA and other regulatory approval, learned intermediary, etc., shall not (for purposes of, and solely for purposes of, this Agreement) apply to such Program Claim of such Settlement Program Claimant. For the avoidance of doubt, it is understood and agreed that any and all such defenses (and any and all other available defenses) shall be available to HOC with respect to any litigation outside of this Agreement with such Enrolled Claimant or Settlement Program Claimant (including in the event the Release is returned as set forth herein).
Section 12.2        Tolling

Without limitation of Section 12.1, in order to avoid the necessity of filing or pursuing a Claim Relating to the Affected Products, HOC hereby agrees, with respect to any particular Enrolled Claimant who has an Unfiled Claim and his/her Release is returned because of a termination of this Agreement and the Settlement Program or because they are determined to be ineligible for any reason pursuant to Section 4.3.2.2, to toll from the Enrollment Date until 60 days following such exit, the running of any applicable statute of limitations that otherwise may apply to the Claim Relating to the Affected Products of such Enrolled Claimant. All other tolling agreements heretofore entered into between an Enrolled Claimant and HOC, if any, are otherwise terminated and superseded by this Agreement, except as provided above.
Section 12.3        Use of Dismissal with Prejudice Stipulations and Releases

The Claims Processor shall retain control of the Release and Dismissal with Prejudice Stipulation of each Enrolled Claimant until such time as (a) HOC’s Walk Away Rights shall have expired without HOC exercising any such Walk Away Rights, including the right described in Section 16.2, and (b) any such Net Base Award or Article 8 award has been funded to the Escrow Account pursuant to the Escrow Agreement, at which time such Dismissal with Prejudice Stipulation and such Enrolled Claimant’s Release shall be delivered to HOC (and, without limitation, HOC shall be free to file or cause to be filed such Dismissal with Prejudice Stipulation and/or Release in any relevant action or proceeding).

Section 12.4        Pursuit of Certain Claims

12.4.1    From and after the date on which an Enrollment Form is submitted in relation to a particular Enrolled Claimant until the earlier of (i) the date on which such Enrolled Claimant’s Dismissal with Prejudice Stipulation is delivered to HOC pursuant hereto, or (ii) if applicable, the date such Enrollment Form is rejected by the Claims Administrator or HOC in relation to such Enrolled Claimant pursuant to Section 16.2 or such that his/her Release is returned to him because this Agreement is terminated, such Enrolled Claimant, and all related Executing Derivative Claimants, shall:

12.4.1.1    be prohibited from, and refrain from, taking any action (including any legal action) to initiate, pursue or maintain, or otherwise attempt to execute upon, collect or otherwise enforce, any actual or alleged Released Claims and Liabilities of or against

HOC or any other Released Party (other than to the extent inherent in making and pursuing a Program Claim in accordance with the terms of this Agreement);

12.4.1.2    without limitation of Section 12.4.1.1, (i) cooperate in all reasonable respects with HOC to seek to stay, and to continue in effect any then outstanding stay with respect to, any pending legal proceedings instituted by such Eligible Claimant and/or Derivative Claimants against HOC or any other Released Party Relating to the Affected Products, and (ii) refrain from instituting any new legal action against any Released Party Relating to the Affected Products; and

12.4.1.3    without limitation of Section 12.4.1.1 or 12.4.1.2, be prohibited from, and refrain from, attempting to execute or collect on, or otherwise enforce, any judgment that may be entered against HOC or any other Released Party in any legal action described in Section 12.4.1.2.

12.4.2    Further, if such Enrolled Claimant is determined or deemed to be a Settlement Program Claimant, in furtherance and not in limitation of such Release, any judgment referred to in Section 12.4.1.3 automatically shall be deemed to have been Released (as such term is defined in such Release) by such Enrolled Claimant and all such Derivative Claimants, and such Enrolled Claimant and Derivative Claimants shall execute such instruments, and take such other actions, as HOC reasonably may request in order to further evidence or implement the same.

12.4.3    Without limitation of Section 12.4.1 (and in addition to and without limitation of the terms of his/her Release), each Enrolled Claimant, and all related Executing Derivative Claimants, jointly and severally, shall indemnify and hold harmless HOC and each other Released Party from and against (i) any and all Claims made or asserted (prior to, on or after the date of such Enrolled Claimant’s Program Claim) against HOC or any Released Party by any other person or entity for contribution, indemnity (contractual or non-contractual or otherwise) arising out of any Claim Relating to the Affected Products made or asserted at any time by such Enrolled Claimant, and/or any Derivative Claimant and/or Product User with respect to such Enrolled Claimant, against any such Released Party and (ii) any and all damages, losses, costs, expenses (including legal fees and expenses) and/or Liabilities incurred or suffered by, or imposed on, any Released Party in connection with, arising out of or resulting from (a) any Claim described in clause (i) (including any amount paid or required to be paid in satisfaction of any such Claim), (b) any judgment suffered by any Released Party in any legal action described in Section 12.4.1.2 (including any amount paid or required to be paid in satisfaction of any such judgment), and/or (c) any violation by such Enrolled Claimant, and/or any related Executing Derivative Claimant, of Section 12.4.1. This Section 12.4.3 shall become null and void in the event that such Enrolled Claimant exits the Settlement Program under circumstances such that his/her Release is returned to him. HOC may set off all or any portion of any amount payable to any Released Party pursuant to this Section 12.4.3 by an Enrolled Claimant against an equal amount of any payment obligation hereunder in respect of any Settlement Award

Payment from time to time payable under this Agreement to such Enrolled Claimant (and such setoff shall be deemed to satisfy, to the extent of the amount of such setoff, both such payment obligation and the relevant Settlement Award Payment obligation to such Enrolled Claimant).

Section 12.5        Unrevised Claimants with Filed Lawsuits

12.5.1    With the exception of those Settlement Program Claimants who qualify as Covered Unrevised, Infirm Claimants, Product Users who are unrevised as of the Enrollment Deadline Date are excluded from the Settlement Program.
12.5.2    In order to properly effectuate the Settlement Agreement, the parties will agree to file motions in the MCL, the MDL or Other Courts requesting a stay of all non-revision cases for one (1) year from the Execution Date with the exception of any plaintiffs who are in extremis and seek to have their de bene esse depositions taken pursuant to MCL CMO No. 15 and the MCL Order in re Deposition Guidelines for Plaintiffs Who Are In Extremis. All plaintiffs with filed lawsuits who remain unrevised at the expiration of the stay will have their cases dismissed without prejudice. Upon dismissal without prejudice, the running of any applicable statute of limitations will be tolled until five (5) years from the date of the Index Surgery or June 30, 2017, whichever is sooner. In the event that the applicable statute of limitations for any unrevised plaintiffs has expired as of the expiration of the stay, such statute of limitations shall be tolled for one year from the expiration of the stay. For Persons who are revised during that period, tolling terminates upon revision and those revised plaintiffs will be subject to a conference before the court in which their respective lawsuits are filed.

Article 13

Submission to Authority

Section 13.1        Submission to Authority of Claims Administrator and Special Masters

13.1.1    Each Party and, by submitting an Enrollment Form and Release, each Enrolled Claimant and Principal Responsible Attorney, agree that authority over the process contemplated by the Settlement Program, including any Claims submitted under the Settlement Program, resides with those Persons appointed pursuant to this Agreement to exercise that authority, as such authority is specified in this Agreement, and that the Claims Administrator, Claims Processor and Special Masters in making the determinations with respect to claims submitted to the Settlement Program do so with the authority of Arbitrators under the Federal Arbitration Act and their decisions, except as subject to review under the Agreement, are final, binding, and Non-Appealable, including to any court of law. Nothing in Article 13 shall be interpreted to provide an Enrolled Claimant with any rights outside of the Settlement Agreement unless specifically set forth in this document.

13.1.2    Except as specifically provided in this Agreement, any dispute that arises under or otherwise in connection with (i) this Agreement and/or any Program Claim, or (ii) any other Administrative Agreement under which disputes are agreed to be handled in the manner set forth in this Article 13, shall be submitted to the Claims Administrator who shall sit as a binding arbitration panel and whose decision shall be final, binding and Non-Appealable. If any such dispute is brought to the Claims Administrator, each party who has a stake shall have fifteen (15) days (or such other amount of time as the Claims Administrator shall otherwise order) to submit papers and supporting evidence and to be heard on oral argument if the Claims Administrator desires oral argument.

13.1.3    If the Claims Administrator concludes, for whatever reason, that s/he should not determine an issue arising under this Agreement or otherwise in connection with this Agreement and/or any Program Claim, then one (1) of the Special Masters who has not rendered any decision with regard to the matter at issue will be randomly chosen and shall sit as a binding arbitration panel to decide the issue.

13.1.3.1    In such instances, any party may serve a demand for arbitration on the Special Master and all parties who have a stake in the issue disputed. Service shall be effected by regular and certified mail. Service shall be complete upon mailing.

13.1.3.2    The parties who have a stake in the issue disputed and who participate in the arbitration shall agree upon appropriate rules to govern the arbitration. If the parties cannot agree on appropriate rules within ten (10) Business Days of the service of the notice of demand, the applicable rules shall be the American Arbitration Association’s Commercial Arbitration Rules that are effective on the date of the notice of demand, exclusive of the requirement that the American Arbitration Association administer the arbitration.

13.1.3.3    In deciding the issue disputed, prior decisions by the Claims Administrator or other Special Master on analogous matters under the Settlement Program shall bind the other Special Master. Where an analogous matter has not been decided previously, the Special Master shall apply the substantive law specified in Section 21.3, without regard to that jurisdiction’s choice-of-law rules.

13.1.4    The Parties agree that if any Special Master is, under applicable law, precluded from determining an issue otherwise to be determined by a Special Master pursuant to Section 13.1.3, then another Special Master will be chosen.

13.1.5    Notwithstanding provisions to the contrary, to the extent any suit, action or proceeding by either Party or any Person with respect to such matter under this Section 13.1 may be instituted, it must be instituted in (and only in) the MCL Court (and appellate courts for the foregoing). Each Party or person hereby:

13.1.5.1    consents and submits, for itself and its property, to the jurisdiction of the MCL Court and such appellate courts for the purpose of any suit, action or proceeding instituted against it pursuant to this Section 13.1.5, and (ii) agrees that a final judgment in any suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law;

13.1.5.2    agrees that service of all writs, process and summonses in any suit, action or proceeding pursuant to this Section 13.1.5 may be effected by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address for notices pursuant to Section 21.1, such service to become effective thirty (30) days after such mailing, provided that nothing contained in this Section 13.1.5.2 shall affect the right of any party to serve process in any other manner permitted by law;

13.1.5.3    waives any objection which it or s/he may now or hereafter have to the laying of venue of any suit, action or proceeding pursuant to this Section 13.1.5 brought in any court specified above in this Section 13.1.5, waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, and agrees not to plead or claim either of the foregoing; and

13.1.5.4    To the extent a lawsuit is commenced despite the fact the Settlement Program Claimant, under the Settlement Agreement, consented to the Administrators acting with the authority of arbitrators under Federal Arbitration Act, the Settlement Program Claimant waives any right it may have to a trial by jury of any action, suit, action or proceeding pursuant to this Section 13.1.5 and agrees that any such dispute shall be tried before a judge sitting without a jury.

Article 14

Attorneys’ Fees

Section 14.4        Individual Counsel Attorneys’ Fees
Neither HOC nor any other Released Party shall have any responsibility whatsoever for the payment of Settlement Program Claimants’ (and/or related Executing Derivative Claimant’s) attorneys’ fees or costs. The Claims Processor shall endeavor to make all Settlement Payments owed in relation to any particular Program Claim pursuant to this Agreement payable in the name of the relevant Settlement Program Claimant, his/her Counsel (if any) and each related Executing Derivative Claimant, subject to a reduction pursuant to common benefit fees and reimbursement of costs as set forth in Section 4.3.3 (for the avoidance of doubt, any such reduction nonetheless shall constitute a Settlement Award Payment). Provision, however, can be made for the Claims Processor to cause a Settlement Award Payment to be issued electronically to the Primary Law Firm of each Settlement Program Claimant in trust for such Settlement Program Claimants. However, none of the Released Parties or the Claims Processor shall have any Liability for any failure to do so. No notice of representation or change in representation by any Enrolled Claimant (and/or any Executing Derivative Claimant with respect to such Enrolled Claimant), other than that which is made in such Enrolled

Claimant’s Enrollment Form, shall change the application of this Section 14.1. Any division of any Settlement Award Payment with respect to, and as between, any Settlement Program Claimants, any related Executing Derivative Claimants and/or his/her or their respective counsel is to be determined by such Persons and any such division, or any dispute in relation to such division, shall in no way affect the validity of this Agreement or the Release or Dismissal with Prejudice Stipulation executed by such Enrolled Claimant (and any related Executing Derivative Claimants) or his/her Counsel, as applicable. Nothing in this Section 14.1 limits or qualifies Article 16 or Article 17.
Article 15

Quality Control and Audit Procedures

Section 15.1        Prevention and Detection of Fraud - General

15.1.1    The Claims Administrator and Claims Processor shall have the authority and obligation to institute claim-auditing procedures and other procedures designed to detect and prevent the payment of fraudulent or deceitful Program Claims.

15.1.2    The submission of fraudulent or deceitful Program Claims will violate the criminal laws of the United States, subject those responsible to criminal prosecution in the federal courts, and render those responsible ineligible to participate in the Settlement Program or receive any Settlement Award Payments. Notwithstanding anything to the contrary, any Enrolled Claimant who improperly, fraudulently or deceitfully obtained a recovery from the Broadspire Program or other sources for Claims allegedly Relating to the Affected Products may not become an Eligible Claimant or Settlement Program Claimant under the terms of this Agreement, unless HOC in its sole discretion permits the person to be deemed a Settlement Program Claimant pursuant to Section 5.1.5.

15.1.3    The Claims Processor shall notify the Claims Administrator, Special Masters, HOC and the SOC, as well as any implicated Enrolled Claimant and his/her Counsel, of any preliminary determination that deception, dishonesty or fraud may be present in connection with or relating to any Program Claim or in any way to the Settlement Program. The Enrolled Claimant and/or his/her Counsel shall have the right to contest such preliminary determination to the Claims Administrator by requesting a hearing within ten (10) days of receiving such notice. The Claims Administrator may promulgate and revise rules for reviewing and resolving allegations of deception, dishonesty or fraud.

15.1.4    No Settlement Award may be paid in respect of a Program Claim while that Program Claim (i) is the subject of an audit by the Claims Processor (and to that end, the Claims Processor shall notify HOC and the SOC from time to time of which Program Claims are then subject to audit), or (ii) is the subject of an audit by HOC or the SOC for good cause.

15.1.5    Nothing herein prevents the Claims Processor, Claims Administrator, Special Masters, the SOC or HOC from reporting any indicia of deception, dishonesty, or fraud to the proper law enforcement authorities.

Section 15.2    Mandatory Periodic Audits

15.2.1    Base Award Mandatory Audits: Without limitation of Section 15.1, the Claims Processor shall conduct an audit of a sampling of at least five percent (5%) of the Base Award Claims whose enrollment forms were submitted prior to February 2, 2015. Thereafter, the Claims Processor shall audit an additional five percent (5%) of the Base Award Claims whose enrollment forms were submitted on or after February 2, 2015, unless the Claims Processor finds that two (2%) or more of the first audited claims were fraudulent or improperly processed (or the claimant fails to provide information requested to allow an audit to be conducted) in which case the Claims Processor shall conduct audits of at least an additional ten percent (10%) of Base Award Claims.

15.2.2    Enhancements Mandatory Audits: Without limitation of Section 15.1, the Claims Processor shall conduct an audit of eight percent (8%) of Enhancements Claims, unless the Claims Processor finds that two percent (2%) or more of the audited Enhancements Claims were fraudulent or improperly processed (or the claimant fails to provide information requested to allow an audit to be conducted) in which case the Claims Processor shall conduct additional audits of Enhancements Claims in his/her discretion in consultation with the SOC and HOC.

15.2.3    The Claims Processor, in its discretion, also shall conduct audits of a sampling of Base Award Claims, which audits shall include (i) obtaining confirmation of the authenticity of the medical and product identification evidence provided by the Eligible Claimants; and/or (ii) verifying that Medical Records not submitted by the Eligible Claimants are actually not available from the medical providers or other healthcare institutions involved in that Eligible Claimant’s Index Surgery or Qualified Revision Surgery. The Claims Processor may require any Eligible Claimant whose claim is selected for an audit to provide medical and other record authorizations to permit the Claims Processor to obtain such records directly.

15.2.4    Notwithstanding anything to the contrary, the Claims Processor otherwise may audit such other Program Claims as the Claims Processor shall determine is warranted.

15.2.5    Program Claims shall be selected for audit on such basis as the Claims Processor may determine from time to time (taking into account, without limitation, any suspicions of, or past preliminary determinations of fraud, deception or dishonesty in connection with the Settlement Program). Those Program Claims selected for audit will not be placed on any award report, disbursement list, or settlement awards report or have their awards funded or paid until the audit for such Program Claim is satisfactorily completed and the award determination is confirmed by the Claims Processor and placed on the next following award report and disbursement list.

15.2.6    If following completion of its audit of a Program Claim (or upon referral of a matter to the Claims Processor by HOC or by the SOC pursuant to Section 15.3.3), the Claims Processor determines that Section 15.1.3 is applicable, then the Claims Processor shall proceed as specified in Sections 15.1 and 15.4.

Section 15.3    HOC Audit Right

15.3.1    HOC shall have the absolute right and discretion at any time, or from time to time, to conduct, or have conducted by an independent auditor, audits to verify Program Claims submitted by Enrolled Claimants or any aspect thereof (including any Required Submissions or Medical Records); such audits may include individual Program Claims or groups of Program Claims. The Claims Processor shall fully cooperate with any such audit. Section 15.2.3 shall apply to any Program Claims selected for audit by HOC (with all references in said Section to the “Claims Processor” being deemed to constitute references to “HOC” for such purpose).

15.3.2    HOC shall notify SOC, the Claims Processor and the Claims Administrator of any audit that it is conducting or having conducted pursuant to Section 15.3.1 and which Program Claims are to be audited.

15.3.3    If following completion of its audit of a Program Claim, HOC is of the view that any indicia of deception, dishonesty or fraud relating to any Program Claim or in any way to the Settlement Program exist, HOC may bring such matter to the attention of the Claims Administrator for possible action pursuant to Section 15.4.4 and/or may proceed directly to make a motion to the court before which the Enrolled Claimant’s case is pending or, in the event of an Unrepresented Claimant with an Unfiled Claim, the MDL Court, for action pursuant to Section 15.4.2.

Section 15.4    Relief

15.4.1    Each of the Claims Processor, Claims Administrator, HOC and the SOC shall have the right to petition the court before which the Enrolled Claimant’s case is pending or, in the event of an Unrepresented Claimant with an Unfiled Claim, the MDL Court, for appropriate review and relief in the event of the detection of any indicia of deception, dishonesty or fraud relating to any Program Claim or in any way to the Settlement Program.

15.4.2    Without limitation of Section 15.4.1 and any term in this Agreement to the contrary notwithstanding, in the event that the court before which the Enrolled Claimant’s case is pending or, in the event of an Unrepresented Claimant with an Unfiled Claim, the MDL Court, upon motion by the Claims Administrator, HOC or the SOC, determines that an Enrolled Claimant (and/or any related Executing Derivative Claimant), or Counsel for such Enrolled Claimant, has used, or that there is substantial evidence that an Enrolled Claimant (and/or any related Executing Derivative Claimant), or Counsel for such Enrolled Claimant, has used, deception, dishonesty or fraud in connection with the Program Claim of such Enrolled Claimant:

15.4.2.1    such Enrolled Claimant’s Claim shall be denied and such Enrolled Claimant immediately shall cease to have any further rights under the Settlement Program, but such Enrolled Claimant’s Dismissal with Prejudice Stipulation and Release shall be delivered to HOC (and, without limitation, HOC shall be free to file or cause to be filed such Dismissal with Prejudice Stipulation and/or Release in any relevant action or proceeding);

15.4.2.2    each of such Enrolled Claimant (if the court before which the Enrolled Claimant’s case is pending or, in the event of an Unrepresented Claimant with an Unfiled Claim, the MDL Court, makes such determination in respect of such Enrolled Claimant) and such Counsel (if the MCL Court makes such determination in respect of such Counsel) shall fully be liable (i) for the costs and expenses (including legal costs and expenses) incurred by any Administrator, HOC and/or the SOC in connection with any related audit and/or any related proceedings (including the MDL Court, MCL Court, or other court, proceedings) under this Section 15.4, and (ii) if applicable, to repay to HOC any Settlement Award Payment previously paid to or with respect to such Enrolled Claimant; and

15.4.2.3    such Enrolled Claimant (and/or any related Executing Derivative Claimant), such Counsel and/or such Counsel’s other Enrolled Claimants shall be subject to such further sanctions or other penalties as the Claims Administrator may impose, including (i) in the case of such Counsel (and/or such Counsel’s other Enrolled Claimants), raising the level of scrutiny of (including conducting audits, incremental to those conducted pursuant to Section 15.2, of), modifying the timing of the review of, and/or requiring such Counsel to pay the costs and expenses associated with any future audits (including any such incremental audits) of, any other Program Claim of any or all of the other Enrolled Claimants for which it is Counsel, (ii) suspension of Settlement Award Payments to all other Enrolled Claimants of such Counsel; and/or (iii) referral of the matter to the United States Attorney or other appropriate law enforcement officials for possible criminal prosecution, provided that no such further sanctions or other penalties shall affect the status of any other Qualified Claimant or its Program Claim unless such sanction or other penalty is consented to by HOC.

15.4.3    In the event that the Claims Processor determines that any Person (other than a Enrolled Claimant or Counsel) has engaged or participated in, or that there is substantial evidence that such Person has engaged or participated in, deception, dishonesty or fraud in relation to any Program Claim, then, without limitation of Section 15.4.2:

15.4.3.1    the Claims Processor shall refer such matter for possible action by the court before which the Enrolled Claimant’s case is pending or, in the event of an

Unrepresented Claimant with an Unfiled Claim, the MDL Court, pursuant to Section 15.4.2;

15.4.3.2    pending resolution by the court before which the Enrolled Claimant’s case is pending or, in the event of an Unrepresented Claimant with an Unfiled Claim, the MDL Court, of such matter pursuant to Section 15.4.2, the Claims Processor shall suspend further consideration of any documentation from such Person; and
15.4.3.3    the Claims Processor may raise the level of scrutiny of (including conducting audits, incremental to those conducted pursuant to Section 15.2, of), and/or modify the timing of the review of, any other Program Claim that includes documentation from such Person.

15.4.4    In connection with the exercise by each of the Claims Administrator, Claims Processor, HOC and the SOC of its rights under this Article 15, each of the Claims Administrator, HOC and the SOC, as applicable, may request an Enrolled Claimant whose Program Claims are subject to an audit hereunder to deliver to it: (i) such authorization(s) as may reasonably be requested by the Claims Administrator, Claims Processor, HOC or the SOC, as applicable, in order to permit the Claims Administrator, Claims Processor, HOC or the SOC, as applicable, to request and obtain such additional records as the Claims Administrator, Claims Processor, HOC or the SOC, as applicable, may determine, and/or (ii) such other relevant records or other documentation (in addition to the Required Submissions and Additional Claim Information submitted as part of the Program Claim) within the Enrolled Claimant’s custody, possession, or control as may reasonably be requested by the Claims Administrator, Claims Processor, HOC or the SOC. Any such authorization shall be in a form prepared by the Claims Administrator, Claims Processor, HOC or the SOC, as applicable. If the Enrolled Claimant fails or refuses to execute and deliver to the Claims Administrator or HOC, as applicable, any such authorizations or refuses to provide any material records or other documentation requested, within thirty (30) days after service of such form or request, then, without limitation of the possible application of the remainder of Section 15.4, Section 15.4.2.1 and Section 15.4.2.2 shall be applied to such Enrolled Claimant and his/her Program Claim.

Section 15.5        Quality Control

If, at any time, the Claims Processor or Claims Administrator learns or determines that all or any part of a Settlement Award Payment or determination of ineligibility or denial of a Settlement Award Payment was incorrect or any settlement awards report was incorrect, the Claims Processor may issue a revised Settlement Award Payment, determination or report to reflect the correct Settlement Award Payment, determination or report.

Section 15.6

Inaccuracy of Representations, Warranties or Certifications
Without limitation of the foregoing provisions of this Article 15, in the event that any representation, warranty, certification or covenant made in any Enrollment Form, Release or Dismissal with Prejudice Stipulation is inaccurate or breached in any material respect (and such inaccuracy or breach is not cured within ten (10) days of notice thereof by the Claims Administrator or HOC to the relevant Enrolled Claimant (or his/her Counsel, if any)), HOC in its sole and absolute discretion (and without limitation of any other remedy that HOC may have in respect of such matter, whether at law or in equity) at any time prior to any filing by HOC of such Enrolled Claimant’s Dismissal with Prejudice Stipulation, may (any other term of this Agreement to the contrary notwithstanding) reject the Program Claims of, and (if applicable) rescind all Settlement Award Payments made to or with respect to, such Enrolled Claimant. In such case, (i) the affected Enrolled Claimant immediately shall cease to have any further rights under the Settlement Program, (ii) the affected Enrolled Claimant’s Release and Dismissal with Prejudice Stipulation shall, subject to Section 12.3, be returned to such Enrolled Claimant (unless Section 15.4.2.1 is applicable to such Enrolled Claimant, in which case this clause (ii) shall not apply to such Enrolled Claimant), and (iii) such affected Enrolled Claimant, and his/her Counsel, shall be jointly and severally liable to repay to HOC any Settlement Award Payment previously paid to or with respect to, such Enrolled Claimant.
Section 15.7

No Misrepresentation of Settlement Program
Each Principal Responsible Attorney hereby covenants not to make any misrepresentation with respect to the Settlement Program or the terms and conditions of this Agreement to any Person, for example by leading Persons who are not Eligible Claimants to believe that they are, or may become, eligible to receive any Settlement Award Payment under the Settlement Program. The Parties agree that the provisions of this Section 15.7 are an essential element of this Agreement and that a breach of any such provision shall constitute a material breach of this Agreement entitling HOC to an immediate remedy against any Principal Responsible Attorney who breached such provision, including injunctive relief and attorneys’ fees as determined by the MCL Court.

Article 16

Walk Away Rights and Participation Requirements

Section 16.1        Walk Away Rights and Termination of the Agreement

16.1.1    HOC shall have the option, in its sole discretion, to terminate the Settlement Program and this Agreement under any of the following circumstances, or pursuant to Section 16.2 (such options, HOC’s “Walk Away Rights”), if:

16.1.1.1    the enrollment in the Settlement Program of Eligible Claimants who become Qualified Claimants (without regard to whether the claimant underwent an

Excluded Revision Surgery) is less than ninety-five (95%) of those Persons identified in response to the Registration Orders requiring the registration of all settlement claimants and claims Relating to the Affected Products who on the basis of information provided in response to the Registration Orders are Eligible Claimants without regard to whether the claimant underwent an Excluded Revision Surgery;

16.1.1.2    the MCL Court, MDL Court, or any other state court in a Coordinated Proceeding fails for any reason to enter the Registration Order by the tenth (10th) day after the Execution Date; or

16.1.1.2.1    If any Primary Law Firm fails to file a registration declaration complying in all respects with the Registration Order by the deadline of such Registration Order, HOC may seek relief from the MCL Court, MDL Court or other participating court before which the matter(s) at issue is filed with respect to the Walk Away Deadline Date.

16.1.1.3    The SOC is unable to reach a Settlement Agreement with the Centers for Medicare and Medicaid Services (“CMS”) by the Walk Away Deadline Date pursuant to Article 17.

16.1.2    The formula for calculating HOC’s rights under Section 16.1.1 may be expressed as follows:

# of Eligible Claimants who enroll
in the Settlement Program who are
Qualified Claimants without regard
to Excluded Revision Surgeries

______________________________ = < 95%

# of Eligible Claimants identified in
response to Registration Orders without regard
to Excluded Revision Surgeries

16.1.2.1    Upon audit by the Claims Processor, Registration Declarations that are incorrect or fraudulent will not be considered in the participation rate calculation.

16.1.3    A termination by HOC shall be exercised by written notice to the SOC, the Claims Administrator, the MDL Court and the MCL Court served on or before the Walk Away Deadline Date.

16.1.4    The exercise by HOC of a Walk Away Right shall terminate the Settlement Program and this Agreement and will return the Parties and Enrolled Claimants to their respective positions prior to the settlement with all releases and dismissal stipulations being voided and returned or destroyed.

16.1.5    No Dismissal with Prejudice Stipulation will be filed until after (i) HOC's termination or Walk-Away Rights shall have expired without being exercised, and (ii) the depositing into the Escrow Account of any Base Award provided to the Settlement Program Claimant supplying such Dismissal with Prejudice Stipulation has occurred.

Section 16.2    Good Faith Participation

16.2.1    The Parties to this Agreement believe that this Agreement represents a fair, just and efficient method for resolving Settlement Program Claims.

16.2.2    All parties, including HOC, the SOC, each Primary Law Firm, Principal Responsible Attorney, and all other Counsel shall act in good faith in the implementation of this Agreement.

16.2.3    The Parties recognize that this is a nationwide settlement offer extended to all Claimants who are eligible for the Settlement Program. Further, the Parties recognize that HOC’s key objective in entering into this Agreement and agreeing to establish the Settlement Program is that all Claimants who are eligible for the Settlement Program accept this Agreement and enroll in the Settlement Program in full and final resolution of their Settlement Program Claims. The Parties also recognize that the SOC’s key objective in entering into this Agreement is to fairly compensate any Settlement Program Claim which qualifies under this Agreement and to work with the Claims Processor, Special Masters and the Claims Administrator on an allocation and informed consent process that accomplishes these goals. The SOC believes that this Agreement accomplishes these objectives and upon the execution and the Parties’ endorsement of the Agreement, the SOC will present the Agreement to any counsel who has Affected Product cases in either state or federal court. HOC shall work with the SOC in good faith to attempt to identify all Counsel who represents Claimants who are eligible for the Settlement Program.

16.2.4    It is recognized and understood that the vast majority of Claimants who are eligible for the Settlement Program have retained counsel and have already filed actions in either state or federal court. The Parties recognize that each Claimant has the right to make an informed decision regarding participation in the Settlement Program, whether or not they are accepted as a Settlement Program Claimant, and the right to retain counsel. As such, the Primary Law Firm and Principal Responsible Attorney are responsible for the presentation of the Settlement Program and this Agreement to each potential Settlement Program Claimant with whom they have an interest and shall give each client the opportunity to provide informed consent regarding participation in the Settlement Program.

16.2.5    The Primary Law Firm, including the Principal Responsible Attorney, is the one primarily responsible for obtaining informed consent regarding participation in the Settlement Program from each Eligible Claimant and potential Settlement Program Claimant. The Primary Law Firm is responsible for ensuring the informed consent documentation is complete. However, any Counsel of a client is to ensure that the Primary Law Firm, including Principal Responsible Attorney, in good faith fulfills this informed consent responsibility and with respect to participation in the Settlement Program. The Parties recognize, however, that the decision whether to enroll in the Settlement Program rests with each individual Claimant. 1

16.2.6    At the SOC’s expense and on notice to HOC, the Special Masters will be available to assist the Primary Law Firms, Principal Responsible Attorneys and all other Counsel with the informed consent process, including answering both general and specific questions with respect to the Settlement Program. Any questions relating to the general terms of this Agreement or the informed consent documentations should be presented to the SOC and/or Special Masters as set forth in Section 16.2.10. The purpose of this provision is to ensure that each Claimant who is eligible for the Settlement Program has the opportunity to make an informed decision regarding participation in the Settlement Program.

16.2.7    At the time of enrollment, each Primary Law Firm will serve on the Claims Processor and HOC a document which (a) identifies each Claimant who is eligible for the Settlement Program from which the Primary Law Firm has obtained informed consent, (b) represents that they have presented the terms of the Settlement Program to each of their respective clients for whom they are the Primary Law Firm who would be eligible to enroll in the Settlement Program, and (c) identifies each of their respective clients who has consented to be enrolled in the Settlement Program, without waiving any attorney client privileged communications.

16.2.8    With the objectives of the Agreement in mind, each Primary Law Firm, Principal Responsible Attorney and all other Counsel must act in good faith with respect to the informed consent process and with respect to participation in the Settlement Program by their clients with whom they have an interest. At the time of enrollment, each Primary Law Firm and Principal Responsible Attorney shall represent and warrant that they each will use their best efforts to secure all documentation required for timely enrollment and compliance with this Agreement, including Releases and, where applicable, Stipulations of Dismissal with Prejudice, from all of their clients who elect to enroll in the Settlement Program and to otherwise effectuate the terms of this Agreement and, subject to the exercise of their independent professional judgment as to the circumstances of individual clients, they will endorse enrollment in the Settlement Program to clients covered by this Agreement.

1 The Team and SOC, and their designees, are entirely responsible for the creation of the informed consent documentation about the Settlement Program to be used to assist the Primary Law Firm and Counsel with their clients. Neither HOC nor any Released Parties have any responsibility or involvement in connection with informing potentially eligible Claimants about the terms of the Settlement Program or in obtaining informed consent from potentially eligible Claimants to be enrolled in the Settlement Program.

16.2.9    HOC may also seek from the Special Masters a report with respect to any Primary Law Firm, Principal Responsible Attorney or all other Counsel’s good faith participation in the Agreement and Settlement Program. In the event there is evidence that any such law firm or counsel has not acted in good faith with respect to the informed consent process and with respect to participating in the Settlement Program, HOC may request a meet and confer with that law firm or Counsel and the Special Masters.

16.2.10    Because the settlement involves thousands of patients represented by many law firms, the Special Masters shall in their discretion determine the procedure for the meet and confer process and whether the meet and confer needs to be in person or over the phone. However, nothing in this Agreement shall constitute a general waiver of attorney-client privileged communications. The Special Masters shall work with the SOC at the SOC’s expense and on notice to HOC to answer questions from any Claimants who are eligible for the Settlement Program or Party or their Counsel relating to participation in the settlement, including any Claimant who is eligible for the Settlement Program, along with their Counsel, who may be considering whether or not to participate based upon his or her particular facts or circumstances. Upon the conclusion of the meet and confer process, the Special Masters will report to the Claims Administrator on the status.

16.2.11    Anyone who participates in a meet and confer under Section 16.2.9 may request at their sole discretion a meet and confer that further involves the Claims Administrator and all interested Claimants who are eligible for the Settlement Program, Parties and counsel. The Claims Administrator shall work with the Special Masters and the SOC to answer questions from any Party or their counsel relating to participation in the settlement including any Claimant who is eligible for the Settlement Program, along with their counsel, who may be considering whether or not to participate based upon his or her particular facts or circumstances.

16.2.12 Upon the conclusion of the meet and confer process set forth in Sections 16.2.9 to 16.2.11, and after a hearing and opportunity to be heard, a Special Master may determine that any Primary Law Firm, Primary Responsible Attorney or all other Counsel did not act in good faith in connection with the informed consent process and participation in the Settlement Program. If such a determination is made, and affirmed by the Claims Administrator, then HOC, at its sole option, may revoke the participation in the Settlement Program of all or some of the clients with whom that law firm and/or counsel has an interest.

Section 16.3        Calculation of Claimants for Walk Away Rights

For the avoidance of doubt, for the purpose of HOC’s Walk Away Rights and termination of this Agreement under this Article 16, all Legal Representatives of a decedent, which decedent and/or any of whose Legal Representatives is an “Eligible Claimant”, are counted as a (single)

registered “Eligible Claimant” (so long as data for such decedent is provided in a properly completed, and submitted, Registration Declaration). (For the purpose of Settlement Award Payments, a Legal Representative of a decedent is entitled to no payment before a court of competent jurisdiction approves the distribution.)
Section 16.4        Time to Exercise Walk Away Right

16.4.1    HOC may exercise its Walk Away Rights at any time until June 15, 2015, unless otherwise agreed to by the Parties.

16.4.2    HOC, in its sole and absolute discretion, may irrevocably waive its Walk Away Rights by a written notice to such effect and expressly captioned “Section 16.4.2 Waiver Notice” delivered to the SOC and the Claims Administrator.

16.4.3    HOC may exercise its right under Section 16.2.12, at any time until seventy-five days (75) after the Enrollment Deadline Date or fifteen (15) Business Days after a determination under Section 16.2.12, whichever resulting date is later.

Section 16.5        Notice of Exercise

HOC shall exercise its Walk Away Right by giving written notice to the SOC, the Claims Administrator, Claims Processor, the Escrow Agent and to each of the Judges overseeing the Coordinated Proceedings.
Section 16.6        Effects of Termination

16.6.1    Upon exercising a Walk Away Right, any term of this Agreement or the Escrow Agreement to the contrary notwithstanding:

16.6.1.1    this Agreement immediately shall terminate and (without limitation of the foregoing) HOC immediately shall cease to have any further financial obligations under this Agreement or to any Enrolled Claimant or Counsel; and

16.6.1.2    The Escrow Account shall continue to be used for any payment of Administrative Expenses that are authorized under the Administrative Agreements and that (i) had already accrued at the time HOC exercised a Walk Away Right, or (ii) accrued thereafter as legitimate expenses related to winding up the Settlement Program. HOC shall execute and deliver any direction to the Escrow Agent necessary to effect the foregoing. If following the winding up of the Settlement Program, any funds remain that were part of the Escrow Account shall be returned to HOC.

16.6.2    In the case of any exercise by HOC of a Walk Away Right, all Releases and Dismissal with Prejudice Stipulations shall, subject to Section 12.3, be returned to the applicable Enrolled Claimant or destroyed.

Article 17

Liens

Section 17.1        General Assumption of Lien Obligations: Settlement Program Claimants agree to assume and resolve all Liens, claims or interests held or asserted by third parties. Liens shall include, but are not limited to, attorney liens, medical or healthcare liens, alimony liens, disability or lost wage liens, or other interests or Liens claimed by a Third Party. Liens in this context shall include, without limitation, all liens, actions or notices asserted against a Settlement Program Claimant, a Released Parties, or others. Settlement Program Claimants shall indemnify and hold harmless Released Parties from Liabilities incurred in connection with Liens asserted by third parties in accordance with the indemnification terms and conditions set forth in Section 4.1.2.2. Nothing herein shall be interpreted to create or expand Lien recovery rights held by third parties pursuant to applicable law.

Section 17.2        Healthcare Related Liens. Liens to be assumed by Settlement Program Claimants shall include, but are not limited to, any Liens that may be asserted by any Federal Health Care Program or any instrumentality thereof; any commercial Third-Party Payor, and any Healthcare Provider (collectively “Healthcare Liens”). The SOC has appointed the Lien Resolution Administrator to resolve all Federal Health Care Program Liens obligations and any Lien obligations under Medicare Part C, also known as Medicare Advantage; and as otherwise specified in this Agreement. The terms and conditions of the Healthcare Lien assumption obligations are set forth below.

17.2.1    Medicare Parts A & B. Settlement Program Claimants specifically assume any and all Liens arising under the Medicare Secondary Payor Act and its associated regulations (42 U.S.C. §1395y(b); 42 C.F.R. Part 411) and/or any statutory or common law reimbursement provisions (“Covered Laws”) for items and services furnished to Medicare Part A and Part B beneficiaries. Any release or settlement agreement with the Centers for Medicare and Medicaid Services (“CMS”) addressing the Covered Laws shall specifically include a release of CMS’ recovery rights, interests and/or Liens associated with items and services covered and otherwise reimbursable by Medicare relating to the Affected Products, as against any Medicare beneficiary; any Released Party; any Healthcare Provider; or any other party. Any such release or settlement with CMS shall further include a release of all reporting obligations pursuant to 42 U.S.C. Section 1395y(b)(8), and all penalties for non-compliance with same, for Settlement Program Claimants.

17.2.1.1    Within two (2) business days following the Execution Date, a representative of the SOC, along with the LRA, shall, in connection with a representative of HOC,

jointly contact CMS to inform the agency that Settlement Program Claimants have fully assumed the Lien resolution obligations under this Agreement.

17.2.1.2    The LRA shall be authorized to engage in discussions and negotiations with CMS to resolve and fully settle CMS’ interests relating to the Covered Laws. In the event any obligations with regard to CMS’ interests are not timely resolved, or to the extent a Released Party receives a government inquiry regarding Lien resolution obligations, the LRA shall provide HOC, upon request, with copies of all correspondence (including e-mails and other documents) submitted to or received from CMS with respect to the Lien resolution obligations set forth herein. Further, prior to executing any settlement or repayment agreement with CMS (the “CMS Agreement”), the SOC shall provide HOC with a copy of any proposed CMS Agreement. No CMS Agreement shall be executed unless it encompasses the releases and other provisions set forth in this Section 17.2.1. HOC shall have an opportunity to review the CMS Agreement and may object to any settlement that fails to meet these requirements. Any change of the Lien Resolution Administrator prior to the execution of this Agreement or prior to the expiration of the Walk Away Deadline Date shall be subject to HOC’s review and approval.

17.2.1.3    In the event the SOC enters into a CMS Agreement that fails to meet the requirements of this Section 17.2.1 or in the event that no CMS Agreement is executed on or before the Walk Away Deadline Date, HOC shall be permitted to either (i) exercise its Walk Away Rights; or (ii) put aside an escrow of funds otherwise required to be paid pursuant to this Agreement, including pursuant to the Future Matrix (as defined in the EBP Award Schedule), in such amount reasonably estimated to cover the resolution costs of Liens or interests arising under the Covered Laws as a condition of releasing HOC’s Walk Away Rights. The amount put aside by the Claims Processor will be released to the Settlement Program Claimant upon entry of a CMS Agreement that meets the requirements of this Section 17.2.1, including all applicable release requirements, or proof of settlement with CMS on a case-by-case basis, whichever occurs first. In the event the SOC elects to enter into a settlement with CMS in which Medicare Parts A and Part B Liens are resolved on an individualized, case-by-case basis (as opposed to a global basis), HOC shall be entitled to request and receive appropriate proof of resolution of each Lien resolved.

17.2.2    Federal Health Care Program Payors (other than Medicare Parts A & B) and Medicare Advantage/Part C Plans. Prior to the Walk Away Deadline Date, the LRA or the SOC shall provide to a representative of HOC, a specified process for resolution of Liens of Federal Health Care Programs (other than Medicare Parts A & B as addressed by Section 17.2.1 above) including Medicare Advantage/Part C Plans. For purpose of this provision, a Medicare Part C beneficiary is an individual who is eligible for Medicare coverage and who has elected to receive Medicare-covered health care items and services through a “Medicare Advantage” plan. Such process shall mandate participation by Settlement Program Claimants who are covered under a Federal Health

Care Program and/or Medicare Advantage Plan through a centralized Lien resolution program administered by the LRA. HOC shall have an opportunity to review the lien resolution process established by the LRA to resolve Medicare Advantage Liens and may object to any processes not consistent with this Section 17.2.2.

17.2.2.1    In connection with any Liens asserted by Federal Health Care Programs (other than Medicare Parts A and Part B) and Medicare Advantage/Part C plans with regard to a Settlement Program Claimant, the LRA shall (i) identify all Settlement Program Claimants who are Federal Health Care Program Payors or Medicare Part C beneficiaries; (ii) notify the Federal Health Care Programs and/or Part C Medicare Advantage Plan in writing that the Settlement Program Claimant has asserted a claim under the Settlement Program and that, if such plan or payor intends to assert a Lien relating to the Settlement Program Claimant's settlement, such Lien should be submitted directly to the LRA for resolution (“Payor Notice”).

17.2.2.2    Any resolution of a Lien or interest held by a Federal Health Care Program or Medicare Advantage Plan Claim shall specifically release the Released Parties, and all applicable Healthcare Providers, under the Covered Laws or any other state or federal law which permit(s) such plan to assert a Lien.

17.2.3    Federal Health Care Program (other than Medicare Parts A & B as addressed by Section 17.2.1 above). In the event the LRA has failed to fully resolve a Lien with any Federal Health Care Program (other than Medicare Parts A & B) prior to the distribution date to such Settlement Program Claimant, an amount reasonably estimated to resolve such Lien shall be withheld by the Claims Processor and put aside in escrow pending the resolution of such Lien. The amount put aside by the Claims Processor will be released to the Settlement Program Claimant upon proof of resolution.

17.2.4    Medicare Advantage/Part C Plans. Settlement Program Claimants shall provide at least three (3) written separate Payor Notices, separated by a minimum of thirty (30) days between each written notice, to Medicare Advantage/Part C Plans within ninety (90) to one hundred (100) days following a Settlement Program Claimant's enrollment in the Settlement Program or upon a Settlement Program Claimant's knowledge that a Medicare Part C plan may have a reimbursement claim against it, whichever is later. To the extent the applicable Medicare Advantage/Part C Plan does not respond in any manner within thirty (30) days of the last Payor Notice, a Settlement Program Claimant may petition the Special Master to instruct the Claims Processor to disburse applicable funds comprising the Settlement Program Claimant’s Settlement Award Payment; provided the Claims Processor shall put Twenty-Five Thousand and 00/100 Dollars ($25,000) in escrow pending the resolution of such Lien. Such amount shall be held in escrow for the earlier of two (2) years following the date of the last Payor Notice or until such time as the LRA or the applicable Settlement Program Claimant’s Counsel obtains an order from the court with jurisdiction over the Settlement Program Claimant’s case extinguishing any Liens that may be asserted by any Medicare

Advantage Plan that has failed to timely assert a Lien. HOC shall have the right to receive proof of resolution of each Lien addressed pursuant to this Section 17.2.4.
17.2.5    Commercial Third-Party Payors.

17.2.5.1    Settlement Program Claimants shall have sole responsibility for resolution of Liens asserted by commercial Third-Party Payors. This process may include the use of the LRA, an individual Settlement Program Claimant’s Counsel, or by a different lien resolution company of the Settlement Program Claimant’s or Counsel’s choosing. Unrepresented Claimants shall be required to use the LRA for resolution of Third Party Payor Liens.

17.2.5.2    Any settlement of a Lien asserted by a Third-Party Payor shall include appropriate releases, without regard to form, reasonably necessary to fully and finally release Released Parties from such Liens, including to the maximum extent possible, Liens related to the Future Matrix.

174.2.5.3    In the event the Lien for such Third-Party Payor has not been resolved prior to the distribution of a Settlement Program Award from the Claims Processor, Settlement Program Claimant’s Counsel (or, in the event of an Unrepresented Claimant, the LRA) shall put in escrow an amount reasonably estimated to resolve such Third-Party Payor Lien, pending resolution of such Lien. Settlement Program Claimant’s Counsel (or, in the event of an unrepresented claimant, the LRA) shall disburse such funds held in escrow only upon a final release of such Lien otherwise consistent with this Section 17.2.5.

17.2.5.4    Any Settlement Program Claimant using an entity other than the LRA for Lien resolution purposes shall provide proof of resolution of Liens pursuant to this Section 17.2.5 to the Claims Processor.

17.2.6    Healthcare Providers.

17.2.6.1    Settlement Program Claimants shall have sole responsibility for resolution of Liens asserted by Healthcare Providers. This process may include the use of the LRA or by a different Lien resolution company of the Settlement Program Claimant’s or Counsel’s choosing. Unrepresented Claimants shall be required to use the LRA for resolution of Healthcare Provider Liens.

17.2.6.2    Any settlement of a Lien asserted by a Healthcare Provider shall include appropriate releases, without regard to form, reasonably necessary to fully and finally release Released Parties from such Lien, including to the maximum extent possible, Liens related to the Future Matrix.

17.2.6.3    In the event the Lien for such Healthcare Provider has not been resolved prior to the distribution of a Settlement Program Award from the Claims Processor, the Settlement Program Claimant’s Counsel (or, in the event of an unrepresented claimant, the LRA) shall put in escrow an amount reasonably estimated to resolve such Healthcare Provider Lien, pending resolution of such Lien. Settlement Program Claimant’s Counsel (or, in the event of an Unrepresented Claimant, the LRA) shall disburse such funds held in escrow only upon a final release of such Lien otherwise consistent with this Section 17.2.6.

17.2.6.4    Settlement Program Claimants shall ensure that any Healthcare Provider Liens are resolved using relevant market data on provider charges for the fair and reasonable resolution of such Liens. HOC shall have the right to receive data regarding the resolution of Healthcare Provider Liens, including reasonable audit and verification rights. Any Settlement Program Claimant using an entity other than the LRA for Lien resolution purposes shall provide proof of resolution of Liens pursuant to this Section 17.2.6 to the Claims Processor.

Section 17.3        Cooperation, Reports and Data Exchange Relating to Liens

17.3.1    Settlement Program Claimants, through the LRA, shall provide monthly updates to the designated representative of HOC concerning resolution of Liens in accordance with this Agreement. Said reports shall include status of negotiations concerning resolution procedures contemplated by this Agreement; lien disputes; value of individual Liens, both asserted and resolved; and Healthcare Provider Liens as provided in this Agreement. The LRA and the designated representative of HOC shall meet not less than once per month on the status of Lien resolution procedures as provided in this Agreement. To the extent a Released Party receives any direct demand or action for an asserted Lien, a designated representative of HOC shall have access to all documents, proposals, emails and communications exchanged with the applicable third party concerning the claims resolution procedures outlined in this Agreement. To the extent required to fulfill applicable reporting or other duties, Settlement Program Claimants and the LRA shall permit HOC access, upon request, to Liens resolution information. Settlement Program Claimants shall provide HOC with access to proof of Lien resolution in individual cases, including but not limited to Unrepresented Claimants. Settlement Program Claimants agree to indemnify, defend and hold Released Parties harmless from Liabilities (including reasonable attorney’s fees and costs) arising out of, or incurred as a result of, Liens asserted by Third Parties; including without limitation, the obligation to fully and finally resolve such Liens pursuant to Article 17 of this Agreement.

17.3.2    Payment for all Liens shall be made directly by the LRA, or the Qualified Settlement Fund Administrator, or the Settlement Program Claimant’s legal counsel, or other designated representative of Settlement Program Claimant (or the Settlement Program Claimant, if unrepresented). No payment or distribution of funds shall issue from a Released Party or the Claims Processor to any Third Party for resolution of Liens.

Section 17.4        Settlement Program Claimants’ Holdback Associated With Lien Administration
In the absence of a court order (including but not limited to a common benefit order or cost assessment order) or binding agreement covering or providing the payment of the administrative costs associated with the negotiation and administration of Liens pursuant to the Lien resolution terms of this Section, each Settlement Program Claimant or their Counsel (or, in the case of an unrepresented claimant, the Settlement Program Claimant him or herself) shall be responsible for the direct payment of any and all fees and costs of the LRA or any other third party engaged to resolve Liens on behalf of such Settlement Program Claimant. Neither the Released Parties nor the Claims Processor shall be responsible for payment of fees and costs of the LRA or any other third party engaged to resolve Liens on behalf of Settlement Program Claimants.

Article 18

No Admission of Liability or Lack of Merit

Section 18.1        No Admission of Liability or Lack of Merit

18.1.1    Neither this Agreement, nor any exhibit, document or instrument delivered hereunder or in connection herewith, nor any statement, transaction or proceeding in connection with the negotiation, execution or implementation of this Agreement, is intended to be or shall be construed as or deemed to be evidence of an admission or concession by HOC of any fault, liability, wrongdoing or damages or of the truth of any allegations asserted by any plaintiff or claimant against it, or as an admission by any Enrolled Claimant of any lack of merit in their claims.

18.1.2    No Party, no Principal Responsible Attorney and no Enrolled Claimant shall seek to introduce and/or offer the terms of this Agreement, any statement, transaction or proceeding in connection with the negotiation, execution or implementation of this Agreement, or any statements in the documents delivered in connection with this Agreement, or otherwise rely on the terms of this Agreement, in any judicial proceeding, except insofar as it is necessary to enforce the terms of this Agreement (or in connection with the determination of any income tax Liability of a party) or any instrument executed and delivered pursuant to this Agreement (including any Enrollment Form and the executed attachments thereto). If a Person seeks to introduce and/or offer any of the matters described herein in any proceeding against HOC or any Released Party, the restrictions of this Section 18.1.2 shall not be applicable to HOC with respect to that Person.

18.1.3    Nothing in this Article 18 applies to (i) any action to submit into evidence in any legal proceeding (past, present or future), or otherwise to file or enforce in any manner, or (ii) any other action by HOC in relation to any Release or any Dismissal with Prejudice Stipulation that is released or provided to HOC in accordance with the terms of this Agreement.
Article 19

Reporting Obligations; HOC and SOC Access to Data

Section 19.1        Reporting Obligations
The Claims Processor shall periodically report to the Claims Administrator, the SOC and HOC as set forth in this Agreement and any Administrative Agreement with the Claims Processor.
Section 19.2        HOC and the SOC Access to Data
HOC and the SOC shall be entitled to review all Enrollment Forms, all Claims Forms, all Required Submissions, and all Registration Declarations (including all exhibits and attachments thereto), and (in each case) all related materials. The representatives of HOC and the SOC shall, at any time (or from time to time), be afforded complete access to and permitted to inspect all of the records or other documentation submitted in connection with the Claims of Eligible Claimants. Each of HOC and the SOC and their respective representatives (including any auditing firm(s) that HOC or the SOC may retain) shall, in connection with any exercise by it of any of its rights under Article 15, at its request and expense, and at any time (or from time to time), be afforded complete access to and permitted to inspect such Program Claims of such Enrolled Claimants as HOC or the SOC, as the case may be, shall specify. For the avoidance of doubt and without limitation, by enrolling in the Settlement Program, each Enrolled Claimant consents to granting access to HOC, the SOC and all the Administrators, and each of their respective representatives to the documents that s/he executes and submits (and/or such Enrolled Claimant’s Product User’s) of as part of the Required Submissions, including personal information, Medical Records and Lien information. Neither HOC nor the SOC shall have any other right of access pursuant to the Settlement Program to such Enrolled Claimant’s (and/or such Enrolled Claimant’s Product User’s) personal information except as required by law. While HOC and the SOC have the right to access this data, neither shall have a role in the day-to-day operation of the claims administration process, nor shall their rights in this regard permit the interference with the operations of the claims administration process.
Article 20

Public Statements; Confidentiality

Section 20.1        Enrolled Claimant Confidential Information
Any personal records or other personal information provided by or regarding an Enrolled Claimant pursuant to this Agreement, and the amount of any payments and/or awards made to Settlement Program Claimants under this Agreement (such amount information, “Award Information”), shall be kept confidential by the Parties and, in the case of Award Information, such Enrolled Claimant (and his/her Executing Derivative Claimants) and his/her Counsel, and shall not be disclosed except (i) to appropriate Persons to the extent necessary to process Program Claims or provide benefits under this Agreement, including in connection with the resolution of Assumed Liens, (ii) as otherwise expressly provided in this Agreement, (iii) as may be required by law, ethical requirements, normal business reporting and insurance purposes, or listing agreements, (iv) as may be reasonably necessary in order to enforce, or exercise HOC’s rights under or with respect to, such Enrolled Claimant’s Required Submissions or (with respect to such Enrolled Claimant (and/or his/her Executing Derivative Claimants) or his/her Counsel) this Agreement, or (v) to the immediate family members, counsel, accountants, financial advisors, and/or Lien holders of such Enrolled Claimant, if any (each of whom shall be instructed by such Enrolled Claimant, upon such disclosure, to maintain and honor the confidentiality of such information). All Enrolled Claimants shall be deemed to have consented to the disclosure of these records and other information for these purposes.
Section 20.2        Accurate Public Statement
The Parties shall cooperate in the public description of this Agreement and the Settlement Program established herein and shall agree upon the timing of distribution.
Article 21

Miscellaneous

Section 21.1        Notice by Parties

21.1.1    Any notice, request, instruction or other document to be given by HOC to the SOC, or to be given by the SOC or other Counsel to HOC, shall be in writing and delivered by mail, by Federal Express, to the extent specified hereunder, by electronic mail, as follows, or as otherwise instructed by a notice delivered to the other Party pursuant to this subsection:

21.1.1.1    If to HOC (to each of the following):

Kim M. Catullo, Esq. Gibbons P.C. One Gateway Center Newark, New Jersey 07102-5310 Phone: 973-596-4815 Facsimile: 973-639-6280 Email: kcatullo@gibbonslaw.com	Nora E. Wolf, Esq. Gibbons P.C. One Gateway Center Newark, New Jersey 07102-5310 Phone: 212-613-2089 Facsimile: 212-554-9693 Email: nwolf@gibbonslaw.com

21.1.1.2    If to the SOC (to each of the following):

Ellen Relkin, Esq. Weitz & Luxenberg 700 Broadway New York, NY 10003 Phone: 212-558-5500 Facsimile: 212-344-5461 Email: erelkin@weitzlux.com	Peter J. Flowers, Esq. Meyers & Flowers 225 W Wacker Dr. #1515 Chicago, IL 60606 Phone: 312-214-1017 Facsimile: 630-845-8982 Email: pjf@meyers-flowers.com

21.12    Any notice to be given by any Administrator of the Settlement Program to either HOC and/or the SOC shall be given to the liaison committee comprised of representatives of both HOC and SOC referred to in Section 11.5.4 by a method identified in Section 21.1.1.

21.1.3    HOC may for all purposes of this Agreement treat the Counsel specified in accordance with Section 1.2.15 as such Enrolled Claimant’s Counsel, unless and until otherwise advised by both such Enrolled Claimant and such counsel.

21.1.4    Any notice, request, instruction or other document to be given by any Party or any Administrator to any Enrolled Claimant or his/her Counsel hereunder, shall be in writing and delivered by mail, by Federal Express, by electronic mail, or by posting on the electronic web portal created by the Claims Processor, and such Party or Administrator may rely on the mailing, and/or email addresses and/or numbers that were last provided by the Enrolled Claimant or his/her Counsel to the Claims Processor, and shall have no obligation to (but in its sole and absolute discretion may) take other steps to locate Enrolled Claimants or Counsel whose mail, or electronic mail has been returned as undelivered or undeliverable. Each Enrolled Claimant and (if applicable) his/her Counsel shall have the responsibility to keep the Claims Processor informed of the correct mailing, and email addresses and numbers for both such Enrolled Claimant and such Counsel.

21.1.5    Any such notice, request, instruction or other document shall be deemed to have been given as of the date so transmitted by electronic mail, the date posted on the electronic web portal created by the Claims Processor, on the next Business Day when sent by Federal Express or five (5) Business Days after the date so mailed, provided that if any such date on which any such notice or other communication shall be deemed to have been given is not a Business Day, then such notice or other communication shall be deemed to have been given as of the next following Business Day.

Section 21.2        Receipt of Documentation
Any form or other documentation required to be served or submitted under this Agreement shall be deemed timely (i) if delivered by mail (and not required to be delivered in some other fashion), if postmarked (or, in the absence of a postmark or if such postmark is illegible, if received) on or before the date by which it is required to be submitted under this Agreement or (ii) if delivered (and expressly permitted or required to be delivered) by electronic mail, when it is capable of being accessed from such electronic mail address; or (iii) when uploaded on the electronic web portal created by the Claims Processor.

Section 21.3        Governing Law

This Agreement shall be governed by and construed in accordance with the law of New Jersey without regard to any choice-of-law rules that would require the application of the law of another jurisdiction.
Section 21.4        Waiver of Inconsistent Provisions of Law; Severability

21.4.1    To the fullest extent permitted by applicable law, each Party, each Enrolled Claimant and each Principal Responsible Attorney waives any provision of law (including the common law), which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

21.4.2    Any provision of this Agreement which is prohibited or unenforceable to any extent or in any particular context shall be ineffective, but such ineffectiveness shall be limited as follows: (i) if such provision is prohibited or unenforceable only in or as it relates to a particular jurisdiction, such provision shall be ineffective only in or as it relates to (as the case may be) such jurisdiction and only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability in or as it relates to (as the case may be) such jurisdiction shall not otherwise invalidate or render unenforceable such provision (in such or any other jurisdiction); (ii) if (without limitation of, and after giving effect to, clause (i)) such provision is prohibited or unenforceable only in a particular context (including only as to a particular Person or Persons or under any particular circumstance or circumstances), such provision shall be ineffective, but only in such particular context; and (iii) without limitation of clauses (i) or (ii), such ineffectiveness shall not invalidate any other provision of this Agreement.

Section 21.5        Facsimile Signatures

This Agreement and any amendments thereto, to the extent signed and delivered by means of a facsimile machine or electronic scan (including in the form of an Adobe Acrobat PDF file format), shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.
Section 21.6        Construction
With regard to each and every term and condition of this Agreement, the parties thereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties thereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party thereto actually prepared, drafted or requested any term or condition thereof.
Section 21.7        Entire Agreement

This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes and cancels all previous agreements, negotiations, and commitments in writings between the Parties hereto with respect to the subject matter hereof.
Section 21.8        Headings; References

The headings of the Table of Contents, Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Any reference to an Exhibit, Annex, or Schedule shall be deemed to refer to the applicable Exhibit, Annex, or Schedule attached hereto. The words “include” and “including” and words of similar import when used in this Agreement or any Exhibit hereto are not limiting and shall be construed to be followed by the words “without limitation,” whether or not they are in fact followed by such words. The definitions contained in this Agreement or any Exhibit hereto are applicable to the singular as well as the plural forms of such terms. Words of any gender (masculine, feminine, neuter) mean and include correlative words of the other genders. As used herein or in any Exhibit hereto, the term “dollars” and the symbol “$”, shall mean United States dollars. References herein to instruments or documents being submitted “by” any Person include (whether or not so specified) submission of the same on behalf of such Person by his/her Counsel whether or not so specified, provided that if any particular instrument or document is required herein to be executed by a particular Person, it must (unless otherwise expressly specified herein) be so executed by such Person. References herein to any particular Section (such as, for example, Section 5.2) shall be deemed to refer to all sub-Sections of such Section (such, as for example, Section 5.2.1, 5.2.2, etc.), all sub-sub- Sections of such sub-Sections, and so on; the corresponding principle applies to all references herein to any particular sub-Section, sub-sub-Section and so on.
Section 21.9        No Third Party Beneficiaries; Assignment

21.9.1    No provision of this Agreement or any Exhibit thereto is intended to create any third-party beneficiary to this Agreement. For the avoidance of doubt, nothing in this Section 21.9 limits or modifies the third-party beneficiary provisions of any Enrollment Form, Release or Dismissal with Prejudice Stipulation. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned - at any time, including but not limited to prior to the Execution Date -- by the any Eligible Claimant or Counsel, without the prior written consent of HOC. No right to receive a Settlement Award Payment pursuant to the Settlement Program may be assigned - at any time, including but not limited to prior to the Execution Date -- by any Eligible Claimant, Settlement Program Claimant and/or any Principal Responsible Attorney without the prior written consent of HOC. Any assignment in violation of this Section 21.9.1 shall be null and void ab initio, and if such assignment is not null and void ab initio for any reason, payment of any

Settlement Payment Awards under the Settlement Program to such Settlement Program Claimants shall be precluded until such time as assignments in violation of this Section 21.9 have been nullified and voided and the Claims Administrator has been provided proof of such nullification.

21.9.2    Without limitation of Section 21.9.1 but also without limitation of the SOC’s right to enforce this Agreement, no Enrolled Claimant (including any Enrolled Claimant or Settlement Program Claimant) shall have any right to institute any proceeding, judicial or otherwise, against HOC, the SOC or any Administrator to enforce, or otherwise with respect to, this Agreement.

Section 21.10    Amendments; No Implied Waiver

This Agreement may be amended by (and only by) an instrument signed by HOC, on the one hand, the SOC, on the other hand. Except where a specific period for action or inaction is provided herein, no failure on the part of a Party to exercise, and no delay on the part of either Party in exercising, any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of either Party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other right, power or privilege; nor shall any waiver on the part of a Party, on any particular occasion or in any particular instance, of any particular right, power or privilege operate as a waiver of such right, power or privilege on any other occasion or in any other instance.
Section 21.11    Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument. It shall not be necessary for any counterpart to bear the Personal Signature of all Parties hereto.
Section 21.12    Tax Matters

The Parties agree to characterize the Escrow Account for federal, state and local income tax purposes in such manner as is reasonably determined by HOC, including without limitation as a “qualified settlement fund” within the meaning of Treasury Regulation Section 1.468B-1. The Escrow Agent, the SOC, and HOC shall timely provide each other with such material and relevant information as and to the extent reasonably requested by the other party in connection with any tax filing or the payment of any taxes or any private letter ruling regarding the tax status of these escrow funds. Within a reasonable time after the execution of this Agreement, the SOC will seek an order from the MCL Court and MDL Court indicating that such escrow accounts established pursuant to this Agreement are qualified settlement funds within the meaning of Treasury Regulation Section 1.468B-1. To the extent any settlement award constitutes a tax liability of the Settlement Program Claimant, it is the Settlement Program Claimant’s responsibility to pay such tax.
Section 21.13    Further Assurances

From time to time following the Execution Date, (1) each Party shall take such reasonable actions consistent with the terms of this Agreement as may reasonably be requested by the other Party, and otherwise reasonably cooperate with the other Party in a manner consistent with the terms of this Agreement as reasonably requested by such other Party, and (ii) each Enrolled Claimant (and his/her related Executing Derivative Claimants) and their Counsel shall take such reasonable actions consistent with the terms of this Agreement as may reasonably be requested by HOC or the SOC, and otherwise reasonably cooperate with HOC and the SOC in a manner consistent with the terms of this Agreement as reasonably requested by HOC or the SOC, in the case of each of (i) and (ii) as may be reasonably necessary in order further to effectuate the intent and purposes of this Agreement and to carry out the terms hereof.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the last date set forth below.

PLAINTIFFS’ SETTLEMENT COMMITTEE
NEW JERSEY	MDL
______________________________ Ellen Relkin Weitz & Luxenberg Dated: ______________________	______________________________ Peter J. Flowers Meyers & Flowers Dated: ______________________
______________________________ Thomas R. Anapol Anapol Schwartz Dated: ______________________	______________________________ Annesley H. DeGaris Cory Watson Crowder & DeGaris Dated: ______________________
______________________________ Tara Sutton Robins Kaplan Miller & Ciresi LLP Dated: ______________________	______________________________ R. Eric Kennedy Weisman, Kennedy & Berris Co., L.P.A. Dated: ______________________
______________________________ C. Calvin Warriner III Searcy Denney Scarola Barnhart & Shipley Dated: ______________________	______________________________ Genevieve M. Zimmerman Meshbesher & Spence Dated: ______________________

NEW JERSEY PLAINTIFFS’ STEERING COMMITTEE
______________________________ David R. Buchanan Seeger Weiss LLP Dated: ______________________	______________________________ Tobias L. Millrood Pogust Braslow & Millrood, LLC Dated: ______________________

MDL PLAINTIFFS’ LEAD COUNSEL COMMITTEE
______________________________ Wendy R. Fleishman Lieff Cabraser Heimann & Bernstein, LLP Dated: ______________________	______________________________ Ben W. Gordon, Jr. Levin Papantonio Thomas Mitchell Rafferty & Proctor, P.A. Dated: ______________________
______________________________ Charles S. Zimmerman Zimmerman Reed, PLLP Dated: ______________________

DEFENDANT
Howmedica Osteonics Corp. By: ______________________________ Dated: ______________________

SCHEDULE 1
ENHANCEMENTS BENEFIT PROGRAM AWARD SCHEDULE
For purposes of providing Enhancements Benefits to Qualified Claimants, the following matrices are established in accordance with the terms of the Settlement Agreement and the Qualified Revision Surgery Program therein. Each Matrix is divided into levels (the “Matrix Levels”) that describe the Enhancement that a Qualified Claimant may be entitled to recover based on (1) the complications that s/he has experienced, (2) the severity of those complications, and (3) certain other objective factors.
If a Qualified Claimant is eligible for an Enhancement, such Qualified Claimant shall receive the amounts stated in the applicable Matrix Level, subject to any applicable Matrix Level-specific reductions and limitations and the Enhancements Benefit Cap.
For purposes of determining the amount of an Enhancement with respect to a given Matrix Level pursuant to this Enhancements Benefit Program Award Schedule, the terms defined in the Settlement Agreement are incorporated by reference. In addition, the below-listed terms shall have the following meanings:

1)	“Additional Surgery” means specific procedures set forth in Enhancements Past Matrix Level II(a).

2)
“Covered Open Surgical Procedure Under General Anesthesia” means a Re-Revision Surgery, Additional Surgery, open reduction, open reduction with conversion to constrained component, or open Infection-related surgical procedure as set forth in each procedure’s respective Past Matrix Level.

3)
“Infection” for purposes of determining qualification for an Enhancement, means any Infection that does not form the basis for an Excluded Infection-Related Revision Surgery and also satisfies the eligibility requirements set forth in Past Matrix II(c).

4)	“Intra-Operative Fracture” means the unintentional fracturing of the femur bone during the course of an operation.

5)	“Osteotomy” means a surgical procedure in which the surgeon intentionally cuts or saws the femur bone in order to facilitate removal of a femoral stem component.

PAST MATRIX
This matrix (the “Past Matrix”) is separated into levels that are based upon the varying complications that may entitle a Qualified Claimant to an Enhancement. These levels are as follows:

I.	PAST MATRIX LEVEL I (RE-REVISION)

a.	Re-Revision Surgery

i.	Eligibility. Qualified Claimants who have undergone a Re-Revision Surgery and meet the following criteria:

1.
A Re-Revision Surgery, which occurred prior to the Enrollment Date that (i) was determined to be medically necessary, (ii) required removal of the revision femoral stem component, and (iii) was made necessary by the Qualified Revision Surgery (“Re-Revision Surgery”); and

2.	Was not necessitated by a Re-Revision surgery, the underlying cause of which was “trauma” as defined in Section 1.2.32.2 (an “Excluded Trauma-Related Re-Revision Surgery”).

ii.	Benefits: If the foregoing eligibly requirements are met, a Qualified Claimant may be entitled to an Enhancement as follows:

1.	$175,000 for the first Re-Revision Surgery and $100,000 for each additional Re-Revision Surgery.

2.
A Qualified Claimant who is making a claim for a Re-Revision Surgery that was caused by an Infection, as described in the eligibility requirements set forth in Past Matrix Level II(c)(i), shall be governed by this Past Matrix Level.

3.	If a dislocation event was one of the causes of a Re-Revision Surgery, the Enhancement will issue under this Past Matrix Level and not Past Matrix Level II(b).

4.	The maximum number of compensable Re-Revision Surgeries shall be three (3) per hip in which an Affected Product has been removed.

b.	Events Associated with Qualified Revision Surgery or Covered Re-Revision Surgery

i.	Eligibility: Qualified Claimants who underwent a Qualified Revision Surgery or Re-Revision Surgery that is not an Excluded Revision Surgery or an Excluded Trauma-Related Re-Revision Surgery, and

experienced one of the below-listed injuries may receive an Enhancement under this Matrix Level.

ii.	Benefits: If the foregoing eligibly requirements are met, a Qualified Claimant may be entitled to an Enhancement as follows:

1.
Controlled Osteotomy: A Qualified Claimant who, prior to the Enrollment Date, underwent a controlled Osteotomy during a Qualified Revision Surgery or Re-Revision Surgery shall receive $75,000. This Enhancement is not available to those Qualified Claimants who underwent a controlled Osteotomy during their Index Surgery. The maximum number of Enhancements under this Past Matrix Level shall be two (2) per hip in which an Affected Product has been removed.

2.
Intra-Operative Femur Fracture With Osteotomy: A Qualified Claimant who, prior to the Enrollment Date, experienced an Intra-Operative Femur Fracture during a Qualified Revision Surgery or Re-Revision Surgery that required an Osteotomy, as well as cabling or prosthetic fixation, shall receive $100,000. The maximum number Enhancements under this Past Matrix Level shall be two (2) per hip in which an Affected Product has been removed.

3.
Intra-Operative Femur Fracture Without Osteotomy: A Qualified Claimant who, prior to the Enrollment Date, experienced an intra-operative femur fracture requiring cabling or prosthetic fixation during a Qualified Revision Surgery or Re-Revision Surgery that did not require an Osteotomy shall receive $40,000. The maximum number of Enhancements under this Past Matrix Level shall be two (2) per hip in which an Affected Product has been removed.

4.
Surgical Repair/Reattachment of a Damaged Abductor Muscle Complex: A Qualified Claimant who, prior to the Enrollment date and during a Qualified Revision Surgery or Re-Revision Surgery, presents objective documented evidence of damage to the abductor muscle complex related to the reasons underlying the Voluntary Recall that is sufficient to require surgical repair of the muscles shall receive $75,000. This Enhancement excludes mere debridement of tissue, including necrotic tissue. The maximum number of Enhancements under this Past Matrix Level shall be two (2) per hip in which an Affected Product has been removed.

II.	PAST MATRIX LEVEL II (MAJOR COMPLICATIONS)

a.	Additional Surgeries

i.	Eligibility. Qualified Claimants who have undergone an Additional Surgery in the hip in which the Affected Product was removed.

ii.	Benefits: If the foregoing eligibly requirements are met, a Qualified Claimant may be entitled to an Enhancement as follows:

1.
Removal of Hardware: A Qualified Claimant who, prior to the Enrollment Date and following a Qualified Revision Surgery or Re-Revision Surgery, undergoes an additional surgery to remove hardware that was implanted during an osteotomy or repair of an intra-operative femur fracture shall receive $35,000. The maximum number of Enhancements under this Past Matrix Level shall be two (2) per hip in which an Affected Product has been removed.

2.
Debridement and/or Removal of Pseudotumors: A Qualified Claimant who, prior to the Enrollment Date and following a Qualified Revision Surgery or Re-Revision Surgery, undergoes an additional surgery that requires debridement, and is preceded by objective documented evidence through preoperative imaging, or supported by intra-operative findings or pathology that demonstrates the presence of tissue damage related to the reasons underlying the Voluntary Recall shall receive $70,000. This Enhancement excludes exploratory surgeries. The maximum number of Enhancements under this Past Matrix Level shall be two (2) per hip in which an Affected Product has been removed.

3.
Reattachment/Repair of a Damaged Abductor Muscle Complex: A Qualified Claimant who, prior to the Enrollment Date and following a Qualified Revision Surgery or Re-Revision Surgery, undergoes an additional surgery that requires reattachment or repair of a damaged abductor muscle complex and there exists evidence of damage to the abductor muscle complex related to the reasons underlying the Voluntary Recall shall receive $100,000. This Enhancement is not available for mere debridement of tissue, including necrotic tissue, and excludes exploratory surgeries. The maximum number of Enhancements under this Past Matrix Level shall be two (2) per hip in which an Affected Product has been removed.

4.
Placement of Constrained Component Due to Dislocation: A Qualified Claimant who, prior to the Enrollment Date and following a Qualified Revision Surgery or Re-Revision Surgery, undergoes an additional surgery to place a constrained component due to dislocation shall receive $50,000. The maximum number of

Enhancements shall be two (2) per hip in which an Affected Product has been removed.

a.	If a constrained component is placed during an open reduction, the Enhancement will issue under this Past Matrix Level and not Past Matrix Level II(b).

5.
Post-Revision Femur Fracture: A Qualified Claimant who, prior to the Enrollment Date and following a Qualified Revision Surgery or Re-Revision Surgery, undergoes an additional surgery to repair a femur fracture that occurred within ninety (90) days of a Qualified Revision Surgery or Re-Revision Surgery shall receive $100,000; provided, however, that there will be a ten percent (10%) reduction to said amount where the Qualified Claimant had a BMI[2] of forty (40) or greater at the time of the Revision Surgery and a fifteen percent (15%) reduction of the stated award where the Qualified Claimant had a BMI of fifty (50) or greater at the time of the Revision Surgery. The maximum number of Enhancements under this Past Matrix Level shall be two (2) per hip in which an Affected Product has been removed.

iii.
Notwithstanding anything to the contrary contained in Past Matrix Level II(a), a Qualified Claimant shall receive only one (1) Enhancement under Past Matrix Level II(a) per Additional Surgery (the greater of which applies), regardless of the number of Enhancements under Past Matrix Level II(a) that apply to that surgery.

b.	Dislocation

i.
Eligibility: A Qualified Claimant who, prior to the Enrollment Date and following a Qualified Revision Surgery or Re-Revision Surgery, experiences a dislocation of the femoral head of the hip in which the Affected Product was removed may be entitled to an Enhancement set forth in this Past Matrix Level II(b) provided that (i) the first dislocation occurred within nine (9) months after a Qualified Revision Surgery or Re-Revision Surgery, whichever is later, (ii) the dislocation event is documented by a diagnosis in contemporary medical records, and (iii) the dislocation event necessitated (a) a closed reduction in a hospital, or (b) an open reduction in a hospital, and subject to the following criteria:

1.	Dislocation events that occur before the Index Surgery and/or before the Qualified Revision Surgery do not qualify for this Enhancement.

2“Body Mass Index” or “BMI” means the number derived as follows: weight (lb) / [height (in)]2 x 703. For example, a person who is 65 inches tall and weights 150 pounds has a BMI or 24.96.

2.
Dislocation events after a Qualified Revision Surgery or Re-Revision Surgery that are caused or precipitated by trauma as defined in Section 1.2.32.2 are not entitled to an Enhancement under this Past Matrix Level.

3.	If a dislocation event was one of the causes of a Re-Revision Surgery, an eligible Qualified Claimant’s Enhancement will issue under Past Matrix Level I and not this Past Matrix Level II(b).

ii.	Benefits: If the foregoing eligibly requirements are met, a Qualified Claimant may be entitled to receive an Enhancement under this Past Matrix Level as follows:

1.	$25,000 for each dislocation managed in a closed reduction.

2.	$60,000 for each dislocation managed in an open reduction.

3.	$75,000 for each dislocation managed in an open reduction with conversion to a constrained component due to dislocation.

4.	If a separate surgery for conversion to a constrained component is performed, an eligible Qualified Claimant’s Enhancement will issue under Past Matrix Level II(a) and not Past Matrix Level II(b).

5.
There will be a ten percent (10%) reduction of the stated award where the Qualified Claimant had a BMI of forty (40) or greater at the time of the Revision Surgery and a fifteen percent (15%) reduction of the stated award where the Qualified Claimant had a BMI of fifty (50) or greater at the time of the Revision Surgery.

6.
The maximum number of Enhancements under this Past Matrix Level shall be three (3) per hip in which the Affected Product has been removed, regardless of the method by which the dislocation events are managed.

c.	Infection

i.
Eligibility. A Qualified Claimant who (i) prior to the Enrollment Date is diagnosed with an Infection of the hip in which the Affected Product was removed within nine (9) months of a Qualified Revision Surgery, Re-Revision Surgery or Additional Surgery (as set forth in Past Matrix Level II(a)), and (ii) provides contemporaneous Medical Records of same.

ii.	Benefits: If the foregoing eligibly requirements are met, a Qualified Claimant may be entitled to receive an Enhancement under this Past Matrix Level as follows:

1.	Infection-Related Open Surgical Procedures

a.
A Qualified Claimant, who undergoes surgery under general anesthesia for irrigation and debridement of an infected surgical wound that occurs within ninety (90) days of the diagnosis of the subject Infection, shall receive $30,000.

b.
A Qualified Claimant whose Infection-related treatment commences within ninety (90) days of the diagnosis of the subject Infection and who requires a two-stage surgery under general anesthesia that requires removal of the femoral head, acetabular shell and/or acetabular liner of the hip in which the Affected Product was removed for treatment of the Infection and s/he subsequently returns to surgery to replace the previously removed components shall receive $75,000.

c.
If the femoral stem of the hip in which Affected Product was removed during a Covered Infection-related open surgical procedure, the Qualified Claimant’s Enhancement will issue under Past Matrix Level I and not this Past Matrix Level, provided that the eligibility requirements in Past Matrix Level II(c)(i) have been satisfied.

d.
The Enhancements for covered Infection-related open surgical procedures under this Past Matrix Level are only available to those Qualified Claimants who required the above-listed procedures in the hip in which the Affected Product was removed following a Qualified Revision Surgery, Re-Revision Surgery, or Additional Surgery. The maximum number of Enhancements under this Past Matrix Level shall be two (2) per Qualified Claimant. A Qualified Claimant who undergoes a surgical procedure that would qualify as both an Additional Surgery and an Infection-related open surgical procedure may only receive one (1) Enhancement for that surgery, the greater of which applies.

e.
Notwithstanding anything to the contrary contained in Past Matrix Level II(c), a Qualified Claimant shall receive only one (1) Enhancement under Past Matrix Level II(c) per covered Infection-related open surgical procedure (the greater of which applies), regardless of the number of Enhancements under Past Matrix Level II(c) that apply to that surgery.

2.	Infection-Related Non-Surgical Treatment

a.	A Qualified Claimant who undergoes intravenous antibiotic treatment lasting six (6) weeks or longer that begins within ninety (90) days of the diagnosis of the subject Infection shall receive $10,000.

b.
A Qualified Claimant whose Infection-related treatment commences within ninety (90) days of the diagnosis of the subject Infection and requires placement and continuous use of a wound vac shall receive $10,000.

c.
A Qualified Claimant whose Infection-related treatment commences within ninety (90) days of the diagnosis of the subject Infection and requires confinement in a skilled nursing facility, related to Infection, for rehabilitation, wound care, and/or intravenous administration shall receive an Enhancement as follows:

i.	Greater than 15 days: $15,000.

ii.	Greater than 30 days: $30,000.

iii.	Greater than 45 days: $45,000.

iv.	Greater than 60 days: $60,000.

d.
There will be two (2) Enhancements per Qualified Claimant under this Past Matrix Level (the greater of which applies), regardless of the number of qualifying treatments under this Past Matrix Level that apply.

d.	Foot Drop

i.
Eligibility:    A Qualified Claimant who, prior to the Enrollment Date and following a Qualified Revision Surgery or Re-Revision Surgery, has suffered injury to the peroneal nerve as a result of the Qualified Revision Surgery or Re-Revision Surgery in the hip in which the Affected Product was removed, that resulted in the inability to lift the front part of the foot and which is diagnosed during the hospitalization for the Qualified Revision Surgery or Re-Revision Surgery.

ii.	Benefits: If the foregoing eligibly requirements are met, a Qualified Claimant may be entitled to receive an Enhancement under this Past Matrix Level as follows:

1.
A Qualified Claimant shall receive a one-time benefit of $20,000 for a foot drop that is documented in contemporaneous medical records as existing more than ninety (90) days after the date of the Qualified Revision Surgery or Re-Revision Surgery

2.
If that Qualified Claimant’s foot drop continues to exist, as evidenced by contemporaneous Medical Records, on the date that is 365 days after a Qualified Revision Surgery or Re-Revision Surgery s/he shall not receive an Enhancement under Past Matrix Level II(d)(1), but instead shall receive an Enhancement pursuant to the following matrix based on the Qualified Claimant’s age on the date of his/her first Qualified Revision Surgery and the defined severity level:

Age on Date of Qualified Revision Surgery
Severity Level	≤ 40	41-49	50-59	60-69	≥ 70
Moderate*	$144,000	$113,000	$83,000	$57,000	$34,000
Severe**	$288,000	$227,000	$167,000	$114,000	$68,000

*“Moderate” means the Qualified Claimant experiences a gait alteration requiring the use of crutches, a cane or walker for a substantial portion of activities of daily living provided that, but for the reasons necessitating the Qualified Revision Surgery or a Re-Revision Surgery, the Qualified Claimant would not be experiencing a gait alteration requiring the use of crutches, a cane or walker for a substantial portion of activities of daily living. Evidence of circumstances pre-dating the implantation of an Affected Product is relevant to this determination.
**“Severe” means the Qualified Claimant requires use of a wheelchair for a substantial portion of activities of daily living or underwent an amputation provided that, but for the reasons necessitating the Qualified Revision Surgery or a Re-Revision Surgery, the Qualified Claimant would not require the use of a wheelchair for a substantial portion of activities of daily living or would not have undergone an amputation. Evidence of circumstances pre-dating the implantation of an Affected Product is relevant to this determination.

e.	Pulmonary Embolism (“PE”) or Deep Vein Thrombosis (“DVT”)

i.
Eligibility:    A Qualified Claimant who, prior to the Enrollment Date, was either (i) diagnosed contemporaneously during the hospitalization for the Qualified Revision Surgery or Covered Open Surgical Procedure Under General Anesthesia; or (ii) within seventy-two (72) hours of a Qualified Revision Surgery or Covered Open Surgical Procedure Under General Anesthesia, whichever is later, with a PE (an obstruction of an artery in the lungs caused by a blood clot) or DVT (a condition in which a blood clot forms in one or more of the veins in the legs or pelvis) requiring further hospitalization.

ii.	Benefits: If the foregoing eligibly requirements are met, a Qualified Claimant may be entitled to receive an Enhancement under this Past Matrix Level as follows:

1.	$20,000 for a DVT.

2.	$35,000 for a PE.

3.	A Qualified Claimant is entitled to only one PE or DVT Enhancement per Qualified Revision Surgery or Covered Open Surgical Procedure Under General Anesthesia (the greater of which applies); and

4.	The maximum number Enhancements under this Past Matrix Level shall be two (2), regardless of the number of Qualified Revision Surgeries or Covered Open Surgical Procedures.

III.	PAST MATRIX LEVEL III (MYOCARDIAL INFARCTION)

a.
Eligibility:    A Qualified Claimant who, prior to the Enrollment Date, has suffered a myocardial infarction (MI) during (i) a Qualified Revision Surgery or Covered Open Surgical Procedure Under General Anesthesia; or (ii) hospitalization for the Qualified Revision Surgery or Covered Open Surgical Procedure Under General Anesthesia; or (iii) within seventy-two (72) hours of a Qualified Revision Surgery or Covered Open Surgical Procedure Under General Anesthesia, whichever is later.

b.
Benefits:    If the foregoing eligibly requirements are met, a Qualified Claimant may be entitled to receive an Enhancement under this Past Matrix Level based upon (a) the pre- and post-myocardial infarction change in Functional Classification (as defined by the New York Heart Association), and (b) the Qualified Claimant’s age on the date of the myocardial infarction, as follows:

Age on Date of Myocardial Infarction
Complication Level	≤ 40	41-49	50-59	60-69	≥ 70
1 class change	$280,000	$221,000	$162,000	$110,000	$66,000
2 class change	$320,000	$252,000	$185,000	$126,000	$76,000
3 class change	$360,000	$284,000	$208,000	$142,000	$85,000

i.	Only one Enhancement may be given under this Past Matrix Level, regardless of the number, type or location of the MIs suffered.

ii.
There will be a ten (10%) reduction of the stated Enhancement where the Qualified Claimant had a BMI of forty (40) or greater at the time of the Index Surgery and a fifteen percent (15%) reduction of the stated award where the Qualified Claimant had a BMI of fifty (50) or greater at the time of the Index Surgery.

iii.	There will be a five percent (5%) reduction of the stated Enhancement where the Qualified Claimant was a current smoker at the time of the Qualified Revision Surgery.

IV.	PAST MATRIX LEVEL IV (STROKE)

a.
Eligibility:    A Qualified Claimant who, prior to the Enrollment Date, has suffered a stroke (i) during a Qualified Revision Surgery or Covered Open Surgical Procedure Under General Anesthesia; (ii) during the hospitalization for a Covered Open Surgical Procedure Under General Anesthesia; or (iii) within seventy-two (72) hours of a Qualified Revision Surgery or Covered Open Surgical Procedure Under General Anesthesia, whichever is later.

b.
Benefits:    If the foregoing eligibly requirements are met, a Qualified Claimant may be entitled to receive an Enhancement under this Past Matrix Level based upon (a) the American Heart Association Stroke Outcome Classification, and (b) the age of the Qualified Claimant on the date of the stroke, as follows:

Age on Date of Stroke
Stroke Outcome Classification	≤ 40	41-49	50-59	60-69	≥ 70
Level I	$360,000	$285,000	$209,000	$143,000	$85,000
Level II	$412,000	$325,000	$239,000	$163,000	$97,000
Level III	$464,000	$366,000	$268,000	$183,000	$110,000
Level IV	$516,000	$407,000	$299,000	$203,000	$123,000

i.	A transient ischemic attack or “TIA” is not considered a stroke for purposes of this Past Matrix Level.

ii.	Only one Enhancement may be given under this Past Matrix Level, regardless of the number or types of strokes suffered.

iii.
There will be a ten percent (10%) reduction of the stated Enhancement where the Qualified Claimant had a BMI of forty (40) or greater at the time of the Index Surgery and a fifteen (15%) reduction of the stated award where the Qualified Claimant had a BMI of fifty (50) or greater at the time of the Index Surgery.

iv.	There will be a five (5%) reduction of the stated Enhancement where the Qualified Claimant was a current smoker at the time of the Qualified Revision Surgery.

V.	PAST MATRIX LEVEL V (DEATH)

a.
Eligibility:    A Qualified Claimant whose Product User died (i) during the Qualified Revision Surgery or Covered Open Surgical Procedure Under General Anesthesia, or (ii) during the hospitalization for the Qualified Revision Surgery or Covered Open Surgical Procedure Under General Anesthesia.

b.	Benefits: If the foregoing eligibility requirements are met, a Qualified Claimant may be entitled to receive an Enhancement under this Past Matrix Level as follows:

i.	S/he will receive a minimum payment of $100,000;

ii.	S/he will receive $206,000 if the Product User was married on the date of the Product User’s death;

iii.	S/he will receive $100,000 multiplied by the number of minor children (under the age of 18), if any, on the date of the Product User’s death;

iv.	S/he will receive $25,000 multiplied by the number of adult children (age 18 or older), if any, on the date of the Product User’s death;

v.	S/he will receive $50,000 multiplied by the number of parents, if any, on the date of the Product User’s death; and

vi.
Where applicable under state law, an award pertaining to a deceased Product User’s lost income under this Past Matrix Level will be calculated as the sum of the following: (i) the percentage of the “adjusted current annual income” equal to the number of days from the date of death to the end of the year divided by 365; and (ii) the present value of the future “adjusted current annual income,” beginning the year following the death, ending the year of the Product User’s 62nd birthday, and discounted to the Enrollment Date at a net interest rate of 1.0% (which percentage is calculated as the difference between 3.0% growth and a 4.0% discount rate), less an amount for personal consumption. If the Product User had no such income or was age 62 or older at the time of death, then there is no payment for lost wages under this Past Matrix Level V.

vii.
A Qualified Claimant who is eligible to receive an Enhancement under this Past Matrix Level V will be ineligible to receive all other Enhancements provided for in the Settlement Agreement for injuries suffered during or as a result of the same Qualified Revision Surgery or Covered Open Surgical Procedure Under General Anesthesia.

viii.	Under no circumstances should the total benefits recoverable under this Matrix Level VI exceed $600,000.

ix.
There will be a ten percent (10%) reduction of the stated Enhancement where the Qualified Claimant had a BMI of forty (40) or greater at the time of the Index Surgery and a fifteen (15%) reduction of the stated award where the Qualified Claimant had a BMI of fifty (50) or greater at the time of the Index Surgery.

x.	There will be a five (5%) reduction of the stated Enhancement where the Qualified Claimant was a current smoker at the time of the Qualified Revision Surgery.

VI.	PAST MATRIX LEVEL VI (LOST WAGES)

a.
A Qualified Claimant who lost wages in connection with a Qualified Revision Surgery or Re-Revision Surgery may be eligible for lost wages under this Past Matrix Level VI. The threshold for eligibility will be twenty percent (20%) of the Qualified Claimant’s aggregate annual income for the two (2) years preceding his/her Index Surgery, less any amount received from the Broadspire Program, to offset economic loss. Under no circumstances will this Enhancement exceed $200,000.

FUTURE MATRIX

This matrix (the “Future Matrix”) is intended to compensate Qualified Claimants who, after the Enrollment Date and within two (2) years of the Qualified Revision Surgery or the last pre-enrollment Covered Open Surgical Procedure Under General Anesthesia, whichever is later, experience events specifically set forth in this Future Matrix. The categories of compensable conditions to be provided for in the Future Matrix are the same as those provided for in the Past Matrix.

The Future Matrix is divided into Matrix Levels that describe the amount that a Qualified Claimant may be entitled to recover based on (1) the complications that s/he has experienced, (2) the severity of those complications, and (3) certain other objective factors.

If a Qualified Claimant is eligible for an Enhancement under the Future Matrix, such Qualified Claimant shall receive the amounts stated in the applicable Matrix Level, subject to any applicable Matrix Level-specific reductions and limitations and the Enhancements Benefit Cap. In addition, there will be no reduction to an Enhancement pursuant to the Future Matrix for covered events that occur within one (1) year of the Enrollment Date. Any Enhancements issued pursuant to the Future Matrix for covered events that occur during the second (2nd) year following the Enrollment Date are subject to a reduction of thirty percent (30%).

I.	FUTURE MATRIX LEVEL I (RE-REVISION)

a.	Re-Revision

i.
Eligibility: A Qualified Claimant who on or after the Enrollment Date and within two (2) years of the Qualified Revision Surgery or the last pre-enrollment Covered Open Surgical Procedure Under General Anesthesia on that hip, whichever is later, underwent a Re-Revision Surgery or subsequent Re-Revision Surgery.

ii.
Benefits: If the foregoing eligibility requirements are met, a Qualified Claimant may be entitled to receive an Enhancement under this Future Matrix Level I(a), calculated in the same manner and subject to the same limitations as an award under Past Matrix Level I(a) and the Enhancements Benefit Cap, except that the Future Matrix Level I(a) Enhancement will be subject to a thirty percent (30%) reduction for any Re-Revision or subsequent Re-Revisions that occur during the second (2nd) year following the Enrollment Date.

b.	Events Associated with Qualified Revision Surgery or Covered Re-Revision Surgery:

i.
Eligibility: A Qualified Claimant who on or after the Enrollment Date and within two (2) years of the Qualified Revision Surgery or the last pre-enrollment Covered Open Surgical Procedure Under General Anesthesia on

that hip, whichever is later, experienced an event and meets the eligibility requirements as set forth in Past Matrix Level I(b).

ii.
Benefits: If the foregoing eligibility requirements are met, a Qualified Claimant may be entitled to receive an Enhancement under this Future Matrix Level I(b), calculated in the same manner and subject to the same limitations as an award under Past Matrix Level I(b) and the Enhancements Benefit Cap, except that the Future Matrix Level I(b) Enhancement will be subject to a thirty percent (30%) reduction for any covered events that occur during the second (2nd) year following the Enrollment Date.

II.	FUTURE MATRIX LEVEL II (MAJOR COMPLICATIONS)

Eligibility: A Qualified Claimant who on or after the Enrollment Date and within two (2) years of the Qualified Revision Surgery or the last pre-enrollment Covered Open Surgical Procedure Under General Anesthesia on that hip, whichever is later, suffers any of the following major complications as documented in contemporaneous Medical Records, as follows:

a.	Additional Surgeries

i.
Eligibility: A Qualified Claimant who on or after the Enrollment Date and within two (2) years of the Qualified Revision Surgery or the last pre-enrollment Covered Open Surgical Procedure Under General Anesthesia on that hip in which the Affected Product was removed, whichever is later, underwent an Additional Surgery and meets the eligibility requirements as set forth in Past Matrix Level II(a).

ii.
Benefits: If the foregoing eligibility requirements are met, a Qualified Claimant may be entitled to receive an Enhancement under this Future Matrix Level II(a), calculated in the same manner and subject to the same limitations and reductions as an award under Past Matrix Level II(a) and the Enhancements Benefit Cap, except that the Future Matrix Level II(a) Enhancement will be subject to a thirty percent (30%) reduction for any covered events that occur during the second (2nd) year following the Enrollment Date.

b.	Dislocation

i.
Eligibility: A Qualified Claimant who on or after the Enrollment Date and within two (2) years of the Qualified Revision Surgery or the last pre-enrollment Covered Open Surgical Procedure Under General Anesthesia on that hip in which the Affected Product was removed, which ever is later, experienced a dislocation event and meets the eligibility requirements as set forth in Past Matrix Level II(b).

ii.
Benefits: If the foregoing eligibility requirements are met, a Qualified Claimant may be entitled to receive an Enhancement under this Future Matrix Level II(b), calculated in the same manner and subject to the same limitations and reductions as an award under Past Matrix Level II(b) and the Enhancements Benefit Cap, except that the Future Matrix Level II(b) Enhancement will be subject to a thirty percent (30%) reduction for any covered events that occur during the second (2nd) year following the Enrollment Date.

c.	Infection

i.
Eligibility: A Qualified Claimant who on or after the Enrollment Date and within two (2) years of the Qualified Revision Surgery or the last pre-enrollment Covered Open Surgical Procedure Under General Anesthesia on that hip in which the Affected Product was removed, which ever is later, experienced an Infection and meets the eligibility requirements as set forth in Past Matrix Level II(c).

ii.
Benefits: If the foregoing eligibility requirements are met, a Qualified Claimant may be entitled to receive an Enhancement under this Future Matrix Level II(c), calculated in the same manner and subject to the same limitations as an award under Past Matrix Level II(c) and the Enhancements Benefit Cap, except that the Future Matrix Level II(c) Enhancement will be subject to a thirty percent (30%) reduction for any covered events that occur during the second (2nd) year following the Enrollment Date.

d.	Foot Drop

i.
Eligibility: A Qualified Claimant who on or after the Enrollment Date and within two (2) years of the Qualified Revision Surgery or the last pre-enrollment Covered Open Surgical Procedure Under General Anesthesia on that hip in which the Affected Product was removed, which ever is later, experienced a foot drop and meets the eligibility requirements as set forth in Past Matrix Level II(d).

ii.
Benefits: If the foregoing eligibility requirements are met, a Qualified Claimant may be entitled to receive an Enhancement under this Future Matrix Level II(d), calculated in the same manner and subject to the same limitations as an award under the Past Matrix Level II(d) and the Enhancements Benefit Cap, except that the Future Matrix Level II(d) Enhancement will be subject to a thirty percent (30%) reduction for any covered events that occur during the second (2nd) year following the Enrollment Date.

e.	Pulmonary Embolism and Deep Vein Thrombosis

i.
Eligibility: A Qualified Claimant who on or after the Enrollment Date and within two (2) years of the Qualified Revision Surgery or the last pre-enrollment Covered Open Surgical Procedure Under General Anesthesia on that hip in which the Affected Product was removed, which ever is later, experienced a PE or DVT and meets the eligibility requirements as set forth in Past Matrix Level II(e).

ii.
Benefits: If the foregoing eligibility requirements are met, a Qualified Claimant may be entitled to receive an Enhancement under this Future Matrix Level II(e), calculated in the same manner and subject to the same limitations as an award under Past Matrix Level II(e) and the Enhancements Benefit Cap, except that the Future Matrix Level II(e) Enhancement will be subject to a thirty percent (30%) reduction for any covered events that occur during the second (2nd) year following the Enrollment Date.

III.	FUTURE MATRIX LEVEL III (MYOCARDIAL INFARCTION)

a.
Eligibility: A Qualified Claimant who on or after the Enrollment Date and within two (2) years of the Qualified Revision Surgery or the last pre-enrollment Covered Open Surgical Procedure Under General Anesthesia on that hip, which ever is later, experienced a myocardial infarction and meets the eligibility requirements as set forth in Past Matrix Level III.

b.
Benefits: If the foregoing eligibility requirements are met, a Qualified Claimant may be entitled to receive an Enhancement under this Future Matrix Level III, calculated in the same manner and subject to the same limitations and reductions as an award under Past Matrix Level III and the Enhancements Benefit Cap, except that the Future Matrix Level III Enhancement will be subject to a thirty percent (30%) reduction for any covered events that occur during the second (2nd) year following the Enrollment Date.

IV.	FUTURE MATRIX LEVEL IV (STROKE)

a.
Eligibility: A Qualified Claimant who on or after the Enrollment Date and within two (2) years of the Qualified Revision Surgery or the last pre-enrollment Covered Open Surgical Procedure Under General Anesthesia on that hip, which ever is later, experienced a stroke and meets the eligibility requirements as set forth in Past Matrix Level IV.

b.
Benefits: If the foregoing eligibility requirements are met, a Qualified Claimant may be entitled to receive an Enhancement under this Future Matrix Level IV, calculated in the same manner and subject to the same limitations and reductions as an award under Past Matrix Level IV and the Enhancements Benefit Cap, except that the Future Matrix Level IV Enhancement will be subject to a thirty percent (30%) reduction for any covered events that occur during the second (2nd) year following the Enrollment Date.

V.	FUTURE MATRIX LEVEL V (DEATH)

a.
Eligibility: A Qualified Claimant who on or after the Enrollment Date and within two (2) years of the Qualified Revision Surgery or the last pre-enrollment Covered Open Surgical Procedure Under General Anesthesia on that hip, which ever is later, died and meets the eligibility requirements as set forth in Past Matrix Level V.

b.
Benefits: If the foregoing eligibility requirements are met, a Qualified Claimant may be entitled to receive an Enhancement under this Future Matrix Level V, calculated in the same manner and subject to the same limitations and reductions as an award under Past Matrix Level V and the Enhancements Benefit Cap, except that the Future Matrix Level V Enhancement will be subject to a thirty percent (30%) reduction for any covered events that occur during the second (2nd) year following the Enrollment Date.

VI.	FUTURE MATRIX LEVEL VI (LOST WAGES)

a.
Eligibility: A Qualified Claimant who on or after the Enrollment Date and within two (2) years of the Qualified Revision Surgery or the last pre-enrollment Covered Open Surgical Procedure Under General Anesthesia on that hip, which ever is later, lost wages and meets the eligibility requirements as set forth in Past Matrix Level VI.

b.
Benefits: If the foregoing eligibility requirements are met, a Qualified Claimant may be entitled to receive an Enhancement under this Future Matrix Level VI, calculated in the same manner and subject to the same limitations and reductions as an award under Past Matrix Level VI and the Enhancements Benefit Cap, except that the Future Matrix Level VI Enhancement will be subject to a thirty percent (30%) reduction for any covered events that occur during the second (2nd) year following the Enrollment Date.